EXHIBIT 10.34

WILLIAMS-SONOMA, INC.

401(k) PLAN

As Amended and Restated Effective January 1, 2002, Except as Otherwise Noted

And Including Amendments Effective Through August 1, 2007

Page i

Page ii

1.44	PLAN ADMINISTRATOR	9
1.45	PLAN YEAR	10
1.46	PRE-TAX CONTRIBUTIONS	10
1.47	PRE-TAX CONTRIBUTIONS ACCOUNT	10
1.48	PRIOR 2005 EMPLOYEE QNEC ACCOUNT	10
1.49	PRIOR 2005 COMPANY SPECIAL MATCHING CONTRIBUTION ACCOUNT	10
1.50	PROFIT SHARING CONTRIBUTIONS	10
1.51	PROFIT SHARING CONTRIBUTION ACCOUNT	10
1.52	REEMPLOYMENT COMMENCEMENT DATE	10
1.53	ROLLOVER CONTRIBUTION	10
1.54	ROLLOVER CONTRIBUTIONS ACCOUNT	11
1.55	SEPARATION FROM SERVICE OR SEPARATES FROM SERVICE	11
1.56	SERVICE CUTOFF DATE	11
1.57	SPOUSE	12
1.58	START DATE	12
1.59	SURVIVING SPOUSE	12
1.60	TEMPORARY ASSOCIATE	12
1.61	TRUST	12
1.62	TRUST AGREEMENT	12
1.63	TRUSTEE	12
1.64	U.S. OR UNITED STATES	12
1.65	WILLIAMS-SONOMA, INC. STOCK FUND	12
1.66	YEAR OF VESTING SERVICE	13

ARTICLE II – PARTICIPATION		14

2.1	ELIGIBILITY	14
2.3	TERMINATION OF PARTICIPATION	17
2.4	ACQUISITIONS AND DIVESTITURES	18

ARTICLE III – CONTRIBUTIONS		19

3.1	CONTRIBUTION ELECTIONS	19
3.2	PRE-TAX CONTRIBUTIONS	20
3.3	MATCHING CONTRIBUTIONS	23
3.4	NO CURRENT AFTER-TAX CONTRIBUTIONS OR PROFIT SHARING CONTRIBUTIONS	24
3.5	ROLLOVER CONTRIBUTIONS	24
3.6	MILITARY LEAVE	25
3.7	CONTRIBUTIONS SUBJECT TO DEDUCTIBILITY	25
3.8	ALLOCATION OF CONTRIBUTIONS	25
3.9	VALUATION, EARNINGS, LOSSES AND INVESTMENT EXPENSES	25
3.10	RETURN OF CONTRIBUTIONS	26

ARTICLE IV – INVESTMENTS		28

4.1	PARTICIPANT INVESTMENT PROVISIONS	28
4.2	INVESTMENT ELECTIONS	29
4.3	INVESTMENT FUNDS OTHER THAN THE WILLIAMS-SONOMA, INC. STOCK FUND	31
4.4	WILLIAMS-SONOMA, INC. STOCK FUND	32
4.5	INVESTMENT OF LOAN REPAYMENTS AND RESTORATION OF FORFEITURES	36

ARTICLE V – VESTING		38

5.1	PRE-TAX CONTRIBUTIONS, ROLLOVER CONTRIBUTIONS	38
5.2	MATCHING CONTRIBUTIONS AND PROFIT SHARING CONTRIBUTIONS	38

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5.3	FORFEITURES	39
5.4	ALLOCATION OF FORFEITURES	39
5.5	RESTORATION OF FORFEITED ACCOUNT	39
5.6	VESTING AFTER A BREAK IN SERVICE	40
5.7	RETENTION OF PRE-BREAK SERVICE	40

ARTICLE VI – IN-SERVICE WITHDRAWALS		41

6.1	WITHDRAWALS AFTER ATTAINING AGE 59 1/2	41
6.2	HARDSHIP WITHDRAWALS	41
6.3	IN-SERVICE WITHDRAWAL PROCEDURES AND RESTRICTIONS	43

ARTICLE VII – LOANS		45

7.1	GENERAL RULE	45
7.2	AMOUNT OF LOAN	45
7.3	INTEREST RATE, SECURITY AND FEES	46
7.4	SOURCE OF LOANS	47
7.5	REPAYMENT AND TERM	47
7.6	DEEMED DISTRIBUTIONS	50
7.7	ADDITIONAL RULES	51

ARTICLE VIII – DISTRIBUTIONS		52

8.1	ELIGIBILITY FOR DISTRIBUTION UPON SEPARATION FROM SERVICE OR DISABILITY	52
8.2	FORM OF PAYMENT	52
8.3	AMOUNT OF DISTRIBUTION	52
8.4	CASHOUT DISTRIBUTIONS AND AUTOMATIC ROLLOVERS	52
8.5	DISTRIBUTION UPON DEATH	53
8.6	COMMENCEMENT OF PAYMENTS	54
8.7	DIRECT ROLLOVERS	58
8.8	QUALIFIED DOMESTIC RELATIONS ORDERS	58
8.9	BENEFICIARY DESIGNATION	59
8.10	INCOMPETENT OR LOST DISTRIBUTEE	61

ARTICLE IX – INVESTMENT OF THE TRUST		63

9.1	TRUST AGREEMENT	63
9.2	APPOINTMENT OF INVESTMENT MANAGERS	63
9.3	INVESTMENT MANAGER POWERS	63
9.4	POWER TO DIRECT INVESTMENTS	63
9.5	EXCLUSIVE BENEFIT RULE	64

ARTICLE X – PLAN ADMINISTRATION		65

10.1	ALLOCATION OF RESPONSIBILITY AMONG FIDUCIARIES FOR PLAN AND TRUST ADMINISTRATION	65
10.2	ADMINISTRATION	65
10.3	CLAIMS PROCEDURE	66
10.4	RECORDS AND REPORTS	70
10.5	ADMINISTRATIVE POWERS AND DUTIES	70
10.6	RULES AND DECISIONS	71
10.7	PROCEDURES	71
10.8	AUTHORIZATION OF BENEFIT DISTRIBUTIONS	71
10.9	APPLICATION AND FORMS FOR DISTRIBUTIONS	71
10.10	CERTAIN OPERATIONAL MISTAKES	72

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ARTICLE XI – AMENDMENT AND TERMINATION		73

11.1	AMENDMENT OF THE PLAN	73
11.2	RIGHT TO TERMINATE THE PLAN OR DISCONTINUE CONTRIBUTIONS	73
11.3	EFFECT OF TERMINATION OR DISCONTINUANCE OF CONTRIBUTIONS	73
11.4	EFFECT OF A PARTIAL TERMINATION	74
11.5	PLAN MERGER	74
11.6	ADDITIONAL PARTICIPATING EMPLOYERS	74
11.7	WITHDRAWAL OF A PARTICIPATING EMPLOYER	74

ARTICLE XII – MISCELLANEOUS PROVISIONS		75

12.1	ACTION BY THE COMPANY	75
12.2	NO RIGHT TO BE RETAINED IN EMPLOYMENT	75
12.3	RIGHTS TO TRUST ASSETS	75
12.4	NON-ALIENATION OF BENEFITS	75
12.5	REQUIREMENT TO PROVIDE INFORMATION TO PLAN ADMINISTRATOR	76
12.6	SOURCE OF BENEFIT PAYMENTS	76
12.7	INDEMNIFICATION	76
12.8	CONSTRUCTION	76
12.9	GOVERNING LAW	77

ARTICLE XIII – DOLLAR LIMITATION ON PRE-TAX CONTRIBUTIONS		79

13.1	TREATMENT OF EXCESS DEFERRALS	79
13.2	COORDINATION WITH OTHER ARRANGEMENTS IN WHICH EARNINGS ARE DEFERRED	80

ARTICLE XIV – NONDISCRIMINATION RULES: ADP AND ACP TESTS		81

14.1	DEFINITIONS APPLICABLE TO THE NONDISCRIMINATION RULES	81
14.2	ACTUAL DEFERRAL PERCENTAGE TEST	82
14.3	MORE THAN ONE EMPLOYER-SPONSORED PLAN SUBJECT TO THE ADP TEST	83
14.4	RECHARACTERIZATION OF PRE-TAX CONTRIBUTIONS	83
14.5	TREATMENT OF EXCESS CONTRIBUTIONS	83
14.6	QNECS	84
14.7	ACTUAL CONTRIBUTION PERCENTAGE TEST	86
14.8	MORE THAN ONE PLAN SUBJECT TO THE ACTUAL CONTRIBUTION TEST	87
14.9	REQUIRED PLAN AGGREGATION FOR PURPOSES OF THE ADP AND ACP TEST	87
14.10	REQUIRED PLAN DISAGGREGATION FOR PURPOSES OF THE ADP AND ACP TEST	87
14.11	TREATMENT OF EXCESS AGGREGATE CONTRIBUTIONS	87
14.12	PRE-2002 MULTIPLE USE LIMITATION	88

ARTICLE XV – CODE § 415 LIMITATION		90

15.1	DEFINITIONS APPLICABLE TO THE CODE § 415 LIMITATION	90
15.2	LIMITATION ON ANNUAL ADDITIONS	91
15.3	PRE-2000 COMBINED PLAN CODE §415 LIMITATION	93
15.4	APPLICABLE REGULATIONS	93

ARTICLE XVI – TOP HEAVY PROVISIONS		94

16.1	DEFINITIONS APPLICABLE TO THE TOP HEAVY PROVISIONS	94
16.2	APPLICATION OF ARTICLE XVI	97
16.3	MINIMUM CONTRIBUTIONS	98

APPENDIX A – 2003 ADDITIONAL MATCHING CONTRIBUTION		99

WILLIAMS-SONOMA, INC. 401(k) PLAN

PREAMBLE

The Williams-Sonoma, Inc. 401(k) Plan (“Plan”) permits eligible associates to defer receipt of their compensation on a pre-tax basis in order to promote retirement savings. The Plan also provides for matching contributions to be made on the basis of the pre-tax contributions. The Plan provides for distributions in the event of termination of employment. In addition, in-service withdrawals are permitted at age 59 1/2 or on account of hardship, and loans are available to eligible associates who are not on leaves of absence.

The Plan consists of: (1) a profit-sharing plan containing a cash or deferred arrangement and a matching contribution arrangement that are intended to meet the requirements for qualification and tax-exemption under Code §§ 401(a), 401(k) and 401(m) and (2) effective as of April 21, 2006, an employee stock ownership plan (the “ESOP”) that is intended to qualify as a stock bonus plan under Code § 401(a) and to met the requirements for employee stock ownership plans under Code § 4975(e)(7) and ERISA § 407(d)(6). The ESOP portion of the Plan is that portion of the Plan which, as of any applicable date, is invested in the Williams-Sonoma, Inc. Stock Fund. The profit sharing and ESOP portions of the Plan constitute a single plan under Treasury Regulation § 1.414(l)-1(b)(1).

The Plan was originally established February 1, 1989 as the Williams-Sonoma, Inc. Employee Profit Sharing and Stock Incentive Plan. It was later renamed the Williams-Sonoma, Inc. Associate Stock Incentive Plan and effective April 21, 2006, the Williams-Sonoma, Inc. 401(k) Plan.

The Plan has been amended and restated effective January 1, 2002 to incorporate the provisions of the federal tax legislation known as “EGTRRA” (the Economic Growth and Tax Relief Reconciliation Act of 2001, PL 107-16, enacted June 7, 2001).

The Plan’s most recent favorable determination letter was issued by the Internal Revenue Service on February 26, 2002, and covered the federal tax legislation commonly referred to as “GUST” (the Uruguay Round Agreements Act, Pub. L. 103-465 (GATT); the Small Business Job Protection Act of 1996, Pub. L. 104-188 (SBJPA) (including § 414(u) of the Internal Revenue Code (Code) and the Uniformed Services Employment and Reemployment Rights Act of 1994, Pub. L. 103-353 (USERRA)); the Taxpayer Relief Act of 1997, Pub. L. 105-34 (TRA ‘97); the Internal Revenue Service Restructuring and Reform Act of 1998, Pub. L. 105-206 (RRA); and the Community Renewal Tax Relief Act of 2000 (CRA), P.L. 106-554)).

ARTICLE I – DEFINITIONS

Where the following, boldfaced words and phrases appear in this Plan with initial capitals, they shall have the meaning set forth below.

1.1	“Account” means the sum of a Participant’s Matching Contributions Account, Pre-tax Contributions Account, Age 50 Catch-up Contributions Account, Rollover Contributions Account and Profit Sharing Contributions Account, which sum constitutes the Participant’s total interest in the Trust.

1.2	“Age 50 Catch-up Contributions” means Pre-tax Contributions made pursuant to Section 3.2(d).

1.3	“Age 50 Catch-up Contributions Account” means the separate subaccount of a Participant’s Account to which Age 50 Catch-up Contributions and any income or loss thereon are credited.

1.4	“Associate” means any person who is receiving compensation as a common law employee for personal services rendered in the employment of the Employer.

(a)	No self-employed individual shall be an Associate under this Plan by virtue of his or her self-employment (except as provided in (c) below). An individual shall not be considered to be in “employment” unless the individual is classified by the Employer as being in employment.

(b)	If a former Associate’s termination of employment did not constitute a Separation from Service, such individual shall be treated as a current Associate for purposes of the withdrawal provisions of Article VI and the loan provisions of Article VII.

(c)	The term “Associate” shall also include an individual who performs services for the Employer (other than an associate of the Employer), who pursuant to an agreement between the Employer and any other person (“leasing organization”) has performed services for the Employer (and related persons determined in accordance with Code § 414(n)(6)) determined on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control by the Employer. Notwithstanding the foregoing, if such leased employees constitute less than 20% of the Employer’s Non-highly Compensated Employees within the meaning of Code § 414(n)(1)(C)(ii), the term “Associate” shall not include those leased employees covered by a plan described in Code § Section 414(n)(5).

1.5	“Beneficiary” means the person designated by a Participant pursuant to the specific procedures established by the Plan Administrator for this purpose, or such other person who becomes entitled to a benefit under the Plan, in accordance with Section 8.9.

1.6	“Beneficiary Designation Form” means a form prescribed by the Plan Administrator for designating Beneficiaries.

1.7	“Board of Directors or Board” means the Board of Directors of the Company.

1.8	“Borrower” means a Participant who has made an application for or who has received a loan from the Plan in accordance with Section 7.1.

1.9	“Casual Associate” means an Associate who is classified as a casual associate by the Associate’s Employer and who is not in an ineligible classification under Section 2.1(e).

1.10	“Code” means the Internal Revenue Code of 1986, as amended.

1.11	“Company” means Williams-Sonoma, Inc., a corporation organized and existing under the laws of the State of California, or its successor or successors.

1.12	“Company Stock” means shares of common stock of Williams-Sonoma, Inc.

1.13	“Company’s Controlled Group” means the controlled group of organizations of which the Company is a part, as defined by Code § 414 and regulations issued thereunder. An entity shall be considered a member of the Company’s Controlled Group only during the period it is one of the group of organizations described in the preceding sentence.

1.14	“Compensation” means:

(a)	Either of the following, depending on the context:

(i)	For purposes of the Actual Deferral Percentage test and the Actual Contribution Percentage test in Article XIV, any definition of compensation permissible under Code § 414(s), as chosen by the Plan Administrator for each Plan Year.

(ii)	For all other purposes, an Associate’s W-2 wages as reported or reportable (determined without regard to any rules that limit the remuneration included in wages based on the nature or location of the employment or the services performed such as the exception for agricultural labor in Code § 3401(a)(2)). Such compensation shall also include contributions that are made by an Employer that are not includible in gross income under Code §§ 125 (cafeteria plan salary reduction amounts), 402(g)(3) (pre-tax deferrals) and effective January 1, 2001, 132(f)(4) (qualified transportation benefits). The preceding sentence shall not be effective until January 1, 1998 in the case of Article XV (Code § 415 limitation).

(b)	Notwithstanding the above, a Participant’s Compensation for a Plan Year shall not exceed:

(i)	For the 2002 and later Plan Years, $200,000 (or such higher dollar amount as may permissibly apply for the Plan Year pursuant to adjustments in the dollar limitation under Code § 401(a)(17) announced by the Secretary of the Treasury);

(ii)	For the 2000 and 2001 Plan Years, $170,000; or

(iii)	For the 1997, 1998 and 1999 Plan Years, $160,000.

In the case of a Plan Year of less than 12 months, the limitation specified in the previous sentence shall be adjusted by first dividing the limit by 12 and then multiplying the resulting quotient by the number of months in the Plan Year.

1.15	“Contribution Election” means the election made by an Eligible Associate or Participant selecting the percentage of Eligible Pay to be deferred and contributed to the Plan by the Employer as a Pre-tax Contribution.

1.16	“Disability” means the total and permanent incapacity of a Participant to perform the usual duties of employment for an Employer due to physical impairment or legally established mental incompetence. “Disability” shall be determined on evidence that the Participant has become entitled to receive primary benefits as a disabled employee under the Social Security Act in effect on the date of disability. If Participant’s incapacity is due to alcohol, drugs, or other substance abuse, the Participant must be enrolled or have completed a rehabilitation program approved by the Company for such disability to constitute a “Disability.”

1.17	“Effective Date” means January 1, 1997, the date that this restatement of the Plan is first effective. Certain identified provisions are effective on different dates, as noted herein. The Plan itself was first effective February 1, 1989.

1.18	“Eligible Associate” means an Associate who has met the eligibility and entry date requirements to be a Participant under Article II, without regard to whether the Associate has elected to make Pre-tax Contributions. For purposes of the nondiscrimination tests in Article XIV, an Associate with no Compensation for a Plan Year shall not be treated as an Eligible Associate for that Plan Year.

1.19	“Eligibility Computation Periods” mean: (i) the twelve-consecutive-month period that begins on the Associate’s Start Date, (ii) the first Plan Year that begins on or after such Associate’s Start Date, and (iii) each succeeding Plan Year.

1.20

“Eligible Pay” means the amount of regular, recurring compensation of an Associate, including base salary and hourly wages plus overtime pay. “Eligible Pay” is determined prior to reduction for any Pre-tax Contributions made on behalf of the Participant and for any amount allocated to a cafeteria plan maintained pursuant to Code § 125. “Eligible Pay” does not include any other items of compensation, such as: (a) commissions, (b) bonuses paid at the discretion of the Company, (c) the value of stock options granted to or exercised by an Associate or former Associate during the Plan Year, (d) car allowances, (e) expense reimbursements, or (f) nonqualified deferred compensation deferred by or paid to an Associate or former Associate. Eligible pay is further limited by the same dollar limitations that are set forth in subsection (b) of the definition of “Compensation” in this Article I. Eligible Pay does not include earnings during periods in which the Associate is not an Eligible Associate.

1.21	“Eligible Retirement Plan” means:

(a)	For Plan Years beginning on or after January 1, 2002, an individual retirement account described in Code § 408(a), an individual retirement annuity described in Code § 408(b), an annuity plan described in Code § 403(a), a qualified trust described in Code § 401(a), an annuity contract described in Code § 403(b) and an eligible plan under Code § 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such 457(b) plan from this Plan; and

(b)	For Plan Years beginning before January 1, 2002, an individual retirement account described in Code § 408(a), an individual retirement annuity described in Code § 408(b), an annuity plan described in Code § 403(a) or a qualified trust described in Code § 401(a); provided, however, with respect to a Participant’s Surviving Spouse, an Eligible Retirement Plan shall be only an individual retirement account or individual retirement annuity.

The definition of an “Eligible Retirement Plan” in this subsection shall also apply in the case of a distribution to a spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code § 414(p).

1.22	“Eligible Rollover Distribution” means any distribution under the Plan of all or any portion of a Participant’s Account, other than:

(a)	A distribution that is one of a series of substantially equal periodic payments (made not less frequently than annually) made for the life (or life expectancy) of the Participant (or the Participant’s Surviving Spouse) or the joint lives (or joint life expectancies) of the Participant (or the Participant’s Surviving Spouse) and the Participant’s (or the Participant’s Surviving Spouse’s) designated beneficiary;

(b)	A distribution for a specified period of ten years or more;

(c)	A distribution required under Code § 401(a)(9) (see Section 8.6(d));

(d)	Effective January 1, 1999, a hardship distribution described in Code § 401(k)(2)(B)(i)(IV) (see Section 6.2); or

(e)	The portion of any distribution in excess of the amount that would be includible in gross income were it not rolled over to an Eligible Retirement Plan (disregarding for this purpose, the exclusion from income applicable to net unrealized appreciation when employer securities are distributed).

1.23	“Employer” means the Company and any subsidiary which is authorized by the Company to participate herein.

1.24	“Employment Commencement Date” means the date on which the Associate first performs an Hour of Service for which the Associate is paid or entitled to payment for the performance of duties for the Employer or any other employer within the Company’s Controlled Group.

1.25	“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

1.26	“Excess Contributions” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions paid to the Trustee for a Plan Year on behalf of IRS Highly Compensated Employees in excess of the Actual Deferral Percentage test limits set forth in Section 14.2.

1.27	“Excess Deferrals” means, with respect to any Plan Year, the aggregate amount of Pre-tax Contributions contributed on behalf of Participants in excess of the annual limitation on Pre-tax Contributions set forth in Section 3.2(b).

1.28	“Fiduciaries” means:

(a)	The named fiduciaries as defined in § 402 of ERISA who shall be the Company (but solely with respect to its power to designate successor Trustees), the Plan Administrator and the Trustee; and

(b)	Other parties designated as fiduciaries, as defined in § 3(21) of ERISA, by such named fiduciaries in accordance with the terms of the Plan and the Trust Agreement;

provided that a party shall be a Fiduciary only with respect to its specific responsibilities in connection with the Plan and Trust.

1.29	“Full-Time Regular Associate” means an Associate who is classified as a full-time regular associate by the Associate’s Employer and who is not in an ineligible classification under Section 2.1(e).

1.30	“IRS Highly Compensated Employee” means any Associate of the Company’s Controlled Group (whether or not eligible for participation in the Plan) who, for the applicable Plan Year:

(a)	Was a five-percent owner (as defined in Code § 416(i)) for the applicable Plan Year or the immediately preceding Plan Year, or

(b)	Received Compensation in excess of:

(i)	For the Plan Year 2003 or later, $90,000 during the preceding Plan Year or such other amount as may apply for the preceding Plan Year pursuant to adjustments in the compensation amount under Code § 414(q)(1)(B) announced by the Secretary of Treasury;

(ii)	For the 2001 and 2002 Plan Years, $85,000 during the preceding Plan Year; and

(iii)	For the 1997, 1998, 1999 and 2000 Plan Years, $80,000 during the preceding Plan Year.

Associates who are nonresident aliens and who receive no earned income from any employer within the Company’s Controlled Group which constitutes income from sources within the United States shall be disregarded for all purposes of this Section.

1.31	“Hour of Service” means, with respect to any applicable computation period,

(a)	Performance of Duties. Each hour for which the Associate is paid or entitled to payment for the performance of duties for the Employer or any other employer within the Company’s Controlled Group;

(b)	Paid Leave. Each hour for which the Associate is paid or entitled to payment by the Employer or any other employer within the Company’s Controlled Group on account of a period during which no duties are performed, whether or not the employment relationship has terminated, due to vacation, holiday, illness, incapacity (including disability), layoff, jury duty, military duty or leave of absence, but not more than 501 hours for any single continuous period, provided that no hours shall be credited on account of any period during which the Associate performs no duties and receives payment solely for the purpose of complying with unemployment compensation, workers’ compensation or disability insurance laws;

(c)	Back Pay. Each hour for which back pay, irrespective of mitigation of damages, is either awarded or agreed to by the Employer or any other employer within the Company’s Controlled Group, excluding any hours credited under subsection (a) or (b), which shall be credited to the computation period or periods to which the award, agreement or payment pertains rather than to the computation period in which the award, agreement or payment is made;

(d)

Parental Leave. Solely for purposes of determining whether an Associate has incurred a break in service, each hour for which an Associate would normally be credited under subsection (a) or (b) above during a period of parental leave but not more than 501 hours for any single continuous period. However, the number of hours credited to an Associate under this subsection (d) during the computation period in which the parental leave began, when added to the hours credited to an Associate under subsections (a) through (c) above during that computation period, shall not exceed 501. If the number of hours credited under this subsection (d) for the computation period in which the parental leave began is zero, the provisions of this subsection (d) shall apply as though the parental leave began in the immediately following computation period. For this purpose, a parental leave means a period in which the Associate is absent from work immediately following his or her active employment because of the Associate’s pregnancy, the birth of the Associate’s child or the placement of a child with the Associate in connection with the adoption of that child by the Associate, or for purposes of caring for that child for a period beginning immediately following such birth or placement; and

(e)	Family and Medical Leave Act. Solely for purposes of determining whether an Associate has incurred a break in service, each hour for which an Associate would normally be credited under subsection (a) or (b) above, and not otherwise credited under subsection (d) above, during a period of unpaid leave for the birth, adoption or placement of a child, to care for a spouse or an immediate family member with a serious illness or for the Associate’s own illness pursuant to the Family and Medical Leave Act of 1993 and the regulations thereunder.

Hours of Service to be credited to an individual under subsections (b), (c), (d) and (e) above will be calculated by the Plan Administrator by reference to the individual’s most recent work schedule. The Hours of Service credited shall be determined as required by Department of Labor regulations §§ 2530.200b-2(b) and (c), and the rules set forth in such Sections are hereby incorporated by reference. For periods before May 1, 1997, a salaried Associate shall be credited with 45 Hours of Service for each calendar week during which he or she performs at least 1 Hour of Service (i.e., before May 1, 1997, the Plan used an optional equivalency under Department of Labor regulation § 2530.200b-3(e)(ii) in which a salaried Associate was credited with 45 Hours of Service for each week for which the Associate was credited with at least one Hour of Service).

1.32	“Investment Election” means the election by which a Participant directs the investment of his or her Account in accordance with Section 4.2.

1.33	“Investment Fund” means any of the funds described in Article IV into which a Participant’s Account may be invested.

1.34	“Leave of Absence” shall mean any absence authorized by an Employer under the Employer’s standard personnel practices, whether paid or unpaid, to the extent the leave does not exceed one year (unless otherwise required by applicable law). A Leave of Absence shall include an absence from work because of reasons covered by, and only while the absence is protected by, the Family and Medical Leave Act of 1993 and its regulations.

1.35	“Matching Contributions” means the contributions made by the Employer to a Participant’s Matching Contributions Account pursuant to Section 3.3.

1.36	“Matching Contributions Account” means the separate subaccount of a Participant’s Account which reflects the amount attributable to a Participant’s Matching Contributions and earnings and losses thereon.

1.37	“Non-highly Compensated Employee” means an Associate who is not a IRS Highly Compensated Employee.

1.38	“Normal Retirement Age” means age 65.

1.39	“Part-Time Associate” means an Associate who is classified as a part-time associate by the Associate’s Employer and who is not in an ineligible classification under Section 2.1(e).

1.40	“Participant” means an individual who has commenced participation in the Plan by electing to make Pre-tax Contributions and has not terminated participation, as determined under Section 2.1.

1.41	“Participant Response System” means the Participant Response System established by the Company to permit Participants to manage their Account and communicate with the Plan Administrator, Trustee, recordkeeper and/or delegate thereof. As determined by the Plan Administrator, this system may take any form (e.g., it may include an interactive telephone participant response system, either menu-driven or with a live attendant, a paper document system, an internet site, an intranet site, or an e-mail protocol). The system may allow Participants to commence participation in the Plan (in accordance with Section 2.1), to make and change their Contribution Elections (in accordance with Section 3.1(c)), to make and change their Investment Elections (in accordance with Section 4.2), to apply for an in-service withdrawal (in accordance with Article VI), to apply for a plan loan (in accordance with Article VII), and to request a distribution (in accordance with Article VIII). Different features of the Participant Response System may be used for different purposes (e.g., Participants may be allowed to use the internet for some purposes but may be required to contact a live telephone attendant to initiate a loan), may be offered to different groups of Participants, and may be made available only in limited circumstances (e.g., a live telephone attendant may only be available during limited hours). The Participant Response System may require Participants to use security protocols, including a “personal identification number” (“PIN”). Unless the Participant uses the form or protocol that is specifically permitted by the Plan Administrator for the purpose in question, the Participant’s communication shall not be deemed to be made through the Participant Response System.

1.42	“Period of Severance” means the period of time commencing on an Associate’s Service Cutoff Date and ending on the Associate’s next Reemployment Commencement Date during which the Associate is not employed by the Company’s Controlled Group.

1.43	“Plan” means this Plan, the Williams-Sonoma, Inc. 401(k) Plan, as it may be amended and restated from time to time. This Plan may also be referred to as the “401(k) Plan.” For periods before April 21, 2006, this Plan was called the Williams-Sonoma, Inc. Associate Stock Incentive Plan.

1.44

“Plan Administrator” means the Administrative Committee. Effective July 1, 2007, the Administrative Committee shall consist of: (i) the Senior Manager, Accounting (ii) the Senior Vice President, CCC and Training, and (iii) the Director, Compensation and

Retirement Plans. Effective December 21, 2005, the Administrative Committee shall consist of: (i) the Manager, Accounting, (ii) the Senior Vice President, CCC and Training, and (iii) the Vice President, Compensation and Benefits. Prior to December 21, 2005, the Administrative Committee was appointed by the Compensation Committee of the Board of Directors. As Plan Administrator, the Administrative Committee shall have authority to administer the Plan as provided in Article X. The Plan Administrator may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Plan Administrator, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Plan Administrator, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Plan Administrator.

1.45	“Plan Year” means the calendar year. The first Plan Year shall commence on February 1, 1989 (the date the Plan was first effective) and shall end on December 31, 1989.

1.46	“Pre-tax Contributions” means contributions made by an Employer on behalf of a Participant in accordance with his or her Contribution Election pursuant to Article III.

1.47	“Pre-tax Contributions Account” means the separate subaccount of a Participant’s Account to which Pre-tax Contributions and any income or loss thereon are credited.

1.48	“Prior 2005 Employee QNEC Account” means the separate subaccount of a Participant’s Account to which pre-2005 qualified nonelective contributions, and any income or loss thereon, were credited.

1.49	“Prior 2005 Company Special Matching Contribution Account” means the separate subaccount of a Participant’s Account to which certain pre-2005 corrective matching contributions, and any income or loss thereon, are credited.

1.50	“Profit Sharing Contributions” means profit sharing contributions made to the Plan by an Employer on behalf of a Participant before January 1, 1997. Effective January 1, 1997, the Company will not make any further Profit Sharing Contributions.

1.51	“Profit Sharing Contribution Account” means the separate subaccount of a Participant’s Account to which any Profit Sharing Contributions and any income or loss thereon are credited.

1.52	“Reemployment Commencement Date” means the date on which an Associate first performs an Hour of Service for the Employer or any other employer within the Company’s Controlled Group following a Period of Severance.

1.53	“Rollover Contribution” means a contribution made in accordance with Section 3.5, by an Eligible Associate to the Plan:

(a)	Which consists only of the taxable portion of a cash distribution from –

(i)	A qualified plan under Code § 401(a),

(ii)	A qualified annuity under Code § 403(a),

(iii)	An individual retirement account or an individual retirement annuity (collectively, an “IRA”) described in Code § 408(a) or 408(b), except that for Plan Years beginning before January 1, 2002, the IRA must originate from a tax-free rollover from a qualified plan under Code § 401(a) and the IRA must contain only such funds and earnings thereon; or

(iv)	For Plan Years beginning on or after January 1, 2002, an annuity contract under Code § 403(b) and an eligible plan under Code § 457(b), which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

(b)	Which is an “eligible rollover distribution” as defined in Code § 402(c)(4); and

(c)	Which is contributed to the Plan not later than 60 days after the Eligible Associate receives it (or such later date as is permitted by the Secretary of the Treasury on account of the recipient’s hardship pursuant to Code § 402(c)(3)(B)), in the event the Eligible Associate receives the distribution from the other plan, annuity, account or contract instead of electing its direct rollover to this Plan.

Accordingly, an Eligible Associate’s after-tax contributions to, and hardship distributions from, another plan or arrangement are not eligible for rollover into this Plan. The Plan Administrator shall determine whether a requested contribution constitutes a Rollover Contribution.

1.54	“Rollover Contributions Account” means the separate subaccount of a Participant’s Account or an Account established on behalf of an Eligible Associate to which Rollover Contributions and any income or loss thereon are credited.

1.55	“Separation from Service” or “Separates from Service” means the termination of the Associate’s employment relationship with the Company’s Controlled Group, including by quit, resignation, discharge, retirement, disability, or layoff. For purposes of the Plan’s limitations on the right of a Participant to take an in-service distribution from the Plan pursuant to Code § 401(k)(2)(B) (e.g., as the term is used in Section 8.1 (eligibility for distribution upon separation from service)), “Separation from Service” means separation from employment as that phrase is defined for purposes of Code § 401(k)(2)(B).

1.56	“Service Cutoff Date” means the earliest of:

(a)	The Associate’s Separation from Service date,

(b)	The 12-month anniversary of the date the Associate was otherwise first absent from employment,

(c)	The last day of the 24-month period following the date the Associate is first absent from employment on account of parental leave (as defined in the definition of Hour of Service in this Article I), and

(d)	The date that an Associate fails to return from a family or medical leave under the Family and Medical Leave Act of 1993.

1.57	“Spouse” means the person to whom an Associate is lawfully married.

1.58	“Start Date” means

(a)	In connection with an Associate’s initial hire, his or her Employment Commencement Date; and

(b)	In connection with determining an Associate’s Plan eligibility after his or her rehire, the date the Associate is credited, following rehire, with an Hour of Service for the performance of duties for the Employer or any other employer within the Company’s Controlled Group.

1.59	“Surviving Spouse” means the Spouse of a Participant as of the date of the Participant’s death.

1.60	“Temporary Associate” means an Associate who is classified as a temporary associate by the Associate’s Employer and who is not in an ineligible classification under Section 2.1(e).

1.61	“Trust” means the trust fund or funds which hold the assets of the Plan and are established by the Trust Agreement.

1.62	“Trust Agreement” means the trust agreement or agreements entered into between the Company and the Trustee to provide for holding the Plan assets.

1.63	“Trustee” means the individual(s) or corporation(s) appointed pursuant to the Trust Agreement. The Trustee may be changed from time to time, including by adoption of a new or amended Trust Agreement. The Trustee may interact with Participants and Beneficiaries through the party currently designated as recordkeeper for the Plan. Therefore, to the extent authorized by the Trustee, any communication by a Participant or Beneficiary with such recordkeeper shall be deemed to be a communication with the Trustee, and any communication by the recordkeeper with a Participant and Beneficiary shall be deemed to be a communication by the Trustee.

1.64	“U.S.” or “United States” means the 50 states and the District of Columbia.

1.65	“Williams-Sonoma, Inc. Stock Fund” means a stock fund that invests primarily in Company Stock and that is required to be available as an Investment Fund under this Plan, as described in Article IV.

1.66	“Year of Vesting Service” means a 365 day “period of service” (as defined below), but excluding service before February 1, 1988. Separate periods of service shall be aggregated in calculating Years of Vesting Service. A period of service means the period commencing on the Associate’s Employment Commencement Date or Reemployment Commencement Date and ending on the next Service Cutoff Date, and shall include a Period of Severance (post-February 1, 1988) that lasts no more than 12 consecutive months.

ARTICLE II – PARTICIPATION

2.1	Eligibility.

An Associate who meets the eligibility requirements in this Article II is an Eligible Associate. If the Eligible Associate elects to make Pre-tax Contributions pursuant to Section 3.1, the Eligible Associate will become a Participant.

(a)	Full-Time Regular Associates. Each Full-Time Regular Associate shall be eligible to participate in the Plan as soon as administratively practicable (e.g., 30 days) after the later of:

(i)	Such Associate’s Start Date, and

(ii)	Such Associate’s 21st birthday.

(b)	Part-Time Associates and Casual Associates. Effective as of May 1, 1997, each Part-Time Associate and Casual Associate shall be eligible to participate in the Plan as soon as administratively practicable (e.g., 30 days) after the later of:

(i)	The first date on which the Associate completes 1,000 Hours of Service within one Eligibility Computation Period, without regard to whether the applicable Eligibility Computation Period has ended and without regard to the Associate’s age at the time, and

(ii)	Such Associate’s 21st birthday.

For purposes of the 1,000 Hours of Service requirement, all Hours of Service completed as an Associate with the Company’s Controlled Group are counted, including Hours of Service earned as a Temporary Associate and Hours of Service for which the Associate is paid but does not actually perform services such as vacation time or paid Leaves of Absence.

(c)	Temporary Associates. A Temporary Associate is not eligible to become an Eligible Associate, except as provided in the next sentence. An Eligible Associate (e.g., a Full-Time Regular Associate, Part-Time Associate or Casual Associate who meets the requirements of this Section 2.1) who is reclassified or rehired as a Temporary Associate shall continue to be treated as an Eligible Associate while so classified.

(d)	Pre-May 1, 1997 Rule. This subsection (b) governs eligibility in the Plan before May 1, 1997. Notwithstanding the preceding provisions of this Section 3.1, before May 1, 1997, each Full-Time Regular Associate, Part-Time Associate and Casual Associate shall be eligible to participate in the Plan on the January 1 or July 1 next following the later of:

(i)	The date on which such Associate completes 1,000 Hours of Service, provided that he or she completes the 1,000 Hours of Service within one Eligibility Computation Period, and

(ii)	Such Associate’s 21st birthday,

even if such date occurs before the end of the applicable Eligibility Computation Period.

(e)	Excluded Classifications. Notwithstanding the preceding provisions of this Section 2.1, no Associate shall be an Eligible Associate or Participant hereunder while such Associate is:

(i)	Neither a citizen nor a resident of the United States, and derives no earned income from the Employer that would constitute income from sources within the United States,

(ii)	A member of a collective bargaining unit covered by a collective bargaining agreement with respect to which retirement benefits were the subject of good-faith bargaining between the employee representatives and the Employer and that does not specifically provide for coverage of such Associate under this Plan,

(iii)	Not a common law employee of an Employer,

(iv)	Any individual classified by an Employer as an independent contractor,

(v)	Any individual classified by an Employer as a leased employee within the meaning of Code § 414(n) unless: (A) the leasing organization is an Employer, (B) the recipient organization is a member of the Company’s Controlled Group, and (C) the individual is otherwise eligible, or

(vi)	An Associate who is eligible to participate in one or more employee benefit plans of a third party with whom an Employer has contracted for the provision of the Associates’ services.

For purposes of this Section, it is expressly intended that individuals whom an Employer classifies as independent contractors (under subsection (f)(iv)) and any other individuals classified as excluded associates under this Section can not be Eligible Associates until the Plan Administrator affirmatively changes their classification. Therefore, an independent contractor or any other individual who is reclassified by a court, administrative agency, governmental unit, tribunal or other party as an Eligible Associate will nevertheless not be considered an Eligible Associate hereunder for periods before the Plan Administrator implements the reclassification decision, even if the decision applies retroactively.

2.2 Resumption After Period of Severance, Break in Service or Reduction in Hours If an Associate has a Break in Service or Period of Severance, the following rules apply,

and the Associate must notify the Company of his or her pre-break Service so that the Associate can be properly credited with all Service to which he or she is entitled.

(a)	Full-Time Associate Who Has a Period of Severance. If a Full-Time Associate has a Period of Severance of at least 12 consecutive months and later resumes employment, the rules in this subsection (a) apply.

(i)	Full-Time Associate After the Period of Severance. If the individual is re-employed as a Full-Time Associate after the Period of Severance, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(a).

(ii)	Part-Time Associate or Casual Associate After the Period of Severance. If the individual is re-employed as a Part-Time Associate or Casual Associate after the Period of Severance, the following rules apply.

(A)	If the individual was an Eligible Associate before the Period of Severance, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-Tax Contributions as soon as administratively practicable (e.g., within 30 days), even if the individual has not satisfied the 1,000 hour requirement of Section 2.1(b).

(B)	If the individual was not an Eligible Associate before the Period of Severance, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(b), including the 1,000 Hours of Service requirement therein.

(iii)	Temporary Associate After the Period of Severance. If the individual is re-employed as a Temporary Associate after the Period of Severance, the following rules apply.

(A)	If the individual was an Eligible Associate before the Period of Severance, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-Tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)	If the individual was not an Eligible Associate before the Period of Severance, the individual will not be eligible to become an Eligible Associate while a Temporary Employee.

(b)

Part-Time Associate or Casual Associate Who Has a Break. If a Part-Time Associate or Casual Associate has a break in service and later resumes employment, the rules in this subsection (b) apply. For this purpose, a “break in service” means a Plan Year during which the Associate is credited with not more than 500 Hours of Service (i.e., a reduction in Hours of Service can trigger a break in service even if the Associate has not terminated employment). If the Part-Time Associate or Casual Associate has an interruption in service that is less than a break in service (e.g., a Plan Year in which the Associate completes only 501 Hours of Service), the interruption is ignored.

(i)	Full-Time Associate After the Break. If the individual is re-employed as a Full-Time Associate after the break in service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(a).

(ii)	Part-Time, Casual or Temporary Associate After the Break. If the individual is re-employed as a Part-Time Associate, Casual Associate or Temporary Associate after the break in service, the following rules apply.

(A)	If the individual was an Eligible Associate before the break in service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-Tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)	If the individual was not an Eligible Associate before the break in service, the individual will become an Eligible Associate upon meeting the requirements of Section 2.1(b), including the 1,000 Hours of Service requirement therein.

(iii)	Temporary Associate After the Break. If the individual is re-employed as a Temporary Associate after the break in service, the following rules apply.

(A)	If the individual was an Eligible Associate before the break in service, the individual will resume Eligible Associate status immediately and will be eligible to resume making Pre-Tax Contributions as soon as administratively practicable (e.g., within 30 days).

(B)	If the individual was not an Eligible Associate before the break in service, the individual will not be eligible to become an Eligible Associate while a Temporary Employee.

2.3	Termination of Participation.

(a)	A Participant shall cease to be a participant in the Plan upon the earliest of:

(i)	The payment to him or her of all vested benefits due to him or her under the Plan;

(ii)	His or her Separation from Service with no vested benefits under the Plan; or

(iii)	His or her death.

A Participant shall cease to be eligible to make Pre-tax Contributions upon ceasing to be an Eligible Associate.

(b)	An Associate’s Service shall not be considered terminated for purposes of this Plan if the Associate has been on a Leave of Absence, provided that the Associate returns to the employ of the Employer at the expiration of the Leave of Absence. An Associate’s employment shall likewise not be deemed to have been terminated while the Associate is a member of the Armed Forces of the United States, as provided in Code § 414(u), if he or she returns to the service of the Employer within ninety (90) days (or such longer period as may be prescribed by law) from the date he or she first became entitled to discharge.

2.4	Acquisitions and Divestitures.

A written agreement between an Employer and a party that is not part of the Company’s Controlled Group regarding the purchase or sale of a “business” (as defined below) may provide for the termination or commencement of the participation of Associates in this Plan. Absent specific provision in such agreement to the contrary:

(a)	Each Associate of a business that is sold will cease being eligible for this Plan upon such sale; and

(b)	No Associate of a business that is acquired is eligible for this Plan except as the Plan Administrator may specify.

Unless otherwise specifically provided therein, for purposes of Article XI (amendment and termination of the Plan), approval and execution of a written agreement of acquisition or divesture by one or more Employers is approval by the Company of the designation of Plan eligibility under such agreement and authorization from the Company to the Plan Administrator to carry out the provisions and intent of such agreement. For purposes of this Section 2.4, “business” means a business unit, division or subsidiary.

ARTICLE III – CONTRIBUTIONS

3.1	Contribution Elections.

An Eligible Associate who wishes to make a Contribution Election shall contact the Participant Response System and specify the percentage of Eligible Pay to be reduced and contributed to the Plan as Pre-tax Contributions each pay period. The amount of such election shall be governed by Section 3.2. In the event an Eligible Associate makes a Contribution Election, it will be designated for contribution by the Employer to the Trust on behalf of the Participant, and for deposit in his or her Pre-tax Contributions Account (or Catch-up Contributions Account in the case of contributions made pursuant to Section 3.2(d) below). All amounts deposited to a Participant’s Pre-tax Contributions Account and Catch-up Contributions Account shall at all times be fully vested.

(a)	Timing. A Pre-tax Contribution Election shall be effective as soon as administratively practicable following the date the Plan receives the Pre-tax Contribution Election (e.g., usually by the third paycheck thereafter); provided, however, that no election shall be effective prior to the date the Associate is an Eligible Associate, or in the case of a Participant who ceases to be an Eligible Associate, the first date such Associate again is an Eligible Associate.

(b)	Valid Investment Election. While the Plan contemplates that each Eligible Associate who makes a Pre-tax Contribution Election ordinarily will have a valid Investment Election in effect, the Plan generally will accept Pre-tax Contribution Elections before a valid Investment Election has been submitted unless otherwise prohibited by rules adopted by the Plan Administrator. See Section 4.1(b) (default investment elections).

(c)	Election Applies to Future Eligible Pay. An Eligible Associate’s Pre-tax Contribution Election shall only apply to Eligible Pay that becomes currently available after the date of the Pre-tax Contribution Election, and before the date the Participant’s Pre-tax Contribution Election is considered revoked.

(d)	Automatic Application to Changes in Eligible Pay. A Participant’s Pre-tax Contribution Election shall apply automatically to any increases or decreases in the Participant’s Eligible Pay.

(e)

Changes to Elections. A Participant may increase, decrease or revoke his or her Pre-tax Contribution Election on a prospective basis by contacting the Participant Response System. Changes in a Participant’s Pre-tax Contribution Election shall be effective as soon as administratively practicable following the date the Participant’s revised Pre-tax Contribution Election is received. If a Participant’s Pre-tax Contributions terminate because an annual limit is reached (e.g., if the Participant reaches one of the dollar limits in Section 3.2(b)), the Pre-tax

Contributions will restart the following January 1 unless the Participant affirmatively revokes or changes his or her Pre-tax Contribution Election.

(f)	Changes in Eligible Associate Status. If a Participant with a Pre-tax Contribution Election in effect:

(i)	Ceases to be an Eligible Associate, and then again becomes an Eligible Associate, a new Pre-tax Contribution Election shall be required; or

(ii)	Goes on unpaid leave and then again returns as an Eligible Associate, the Participant’s Pre-tax Contribution Election shall be given effect following the return to pay status.

(g)	Negative Elections. The Plan Administrator has the authority to provide for automatic elections (see Internal Revenue Service Rulings 2000-8 and 98-30).

3.2	Pre-tax Contributions.

The amount of Pre-tax Contributions a Participant may defer is subject to the remainder of this Section, as well as the limitations in Articles XIV (ADP/ACP nondiscrimination tests) and XV (Code § 415 maximum contribution limitations).

(a)	Plan’s Percentage Limit for Regular Pre-Tax Contributions. Each Participant who is an Eligible Associate may elect to reduce his or her Eligible Pay for a pay period by at least 1% and not more than 15% (10% for periods before January 1, 1999) in whole percentages, and have that amount contributed to the Trust by the Employer as a Pre-tax Contribution. A separate rule applies to Age 50 Catch-up Contributions, which are addressed in subsection (d) below.

(b)	Annual Dollar Limit for Regular Pre-Tax Contributions. An Associate’s Pre-tax Contributions plus any elective deferrals made under any other Employer-sponsored cash or deferred arrangement for a calendar year shall not exceed:

(i)	For calendar years 2007 and later, $15,500 (or such higher amount as is permitted under the cost-of-living provisions of Code § 402(g)(4));

(ii)	For calendar year 2006, $15,000;

(iii)	For calendar year 2005, $14,000;

(iv)	For calendar year 2004, $13,000;

(v)	For calendar year 2003, $12,000;

(vi)	For calendar year 2002, $11,000;

(vii)	For calendar years 2000 and 2001, $10,500;

(viii)	For calendar years 1998 and 1999, $10,000; and

(ix)	For calendar year 1997, $9,500.

These limits do not apply to Age 50 Catch-up Contributions, which are addressed in subsection (d) below.

(c)	Highly Paid Associate Limits for Regular Pre-Tax Contributions.

(i)	Limit for Certain Williams-Sonoma, Inc. Highly Paid Employees. The Participants identified in subparagraph (A) below shall not be eligible to make Pre-tax Contributions that exceed the designated percentage (defined in subparagraph (B) below) of such Participants’ total Eligible Pay for a pay period.

(A)	The Participants whose right to make Pre-tax Contributions is limited by this paragraph (i) are:

(I)	Effective for pay periods ending on or after January 1, 2007:

(1)	Those Participants whose annualized base pay rate for the pay period equals or exceeds the dollar limit in Code § 414(q)(1)(B)(i) (i.e., the dollar limit used to identify IRS Highly Compensated Employees) in effect for the Plan Year in which the pay period ends, except as provided in subclause (2) below, and

(2)	Those Participants who are IRS Highly Compensated Employees for the Plan Year in which the pay period ends, provided the Compensation Committee so resolves, in which case its resolution shall be effective as set forth therein or as soon thereafter as advance notice can be provided to affected Participants.

(II)	Effective for pay periods ending before January 1, 2007, those whose annualized base pay rate for the pay period:

(1)	Effective beginning during March 2003, equals or exceeds the dollar limit in Code § 414(q)(1)(B)(i) (i.e., the dollar limit used to identify IRS Highly Compensated Employees) in effect for the year of the pay period, and

(2)	Effective previously and beginning during 1998, exceeds such dollar limit.

For purposes of clauses (I)(1) and (II), Part-Time, Casual and Temporary Employees will be treated as if they are employed on a full-time basis at their current rate of pay, and their pay annualized accordingly.

(B)	The “designated percentage” for purposes of this paragraph is:

(I)	Effective for pay periods ending on or after January 1, 2007, five percent or such other percentage as is designated by the Compensation Committee for this purpose by resolution and is communicated to affected Participants, which percentage shall be at least four percent and no greater than ten percent.

(II)	Effective for pay periods ending before January 1, 2007, four percent.

(d)	Age 50 Catch-up Contributions. Notwithstanding subsections (a), (b) and (c) above, as soon as administratively practicable on or after May 1, 2003, each Participant who is an Eligible Associate and who attains age 50 before the close of a Plan Year may elect to reduce his or her Eligible Pay for a pay period by at least 1% and not more than 60% and have that amount contributed to the Plan by the Employer as an Age 50 Catch-up Contribution in accordance with and subject to the limitations of Code § 414(v).

(i)	The amount of the Age 50 Catch-up Contribution for a calendar year may not exceed:

(A)	For calendar years 2006, 2007 and later, $5,000 (or such higher amount as is permitted under the cost-of-living provisions of Code § 414(v)(2)(C));

(B)	For calendar year 2005, $4,000;

(C)	For calendar year 2004, $3,000; or

(D)	For calendar year 2003, $2,000,

when combined with any catch-up contributions made under Code § 414(v) to any other plan or arrangement of the Employer.

(ii)	Age 50 Catch-up Contributions made pursuant to this subsection shall be treated as Pre-tax Contributions under the Plan, except as otherwise provided below.

(A)	Age 50 Catch-up Contributions shall not be taken into account for purposes of the dollar limitations in Section 3.2(b), the limitations on certain highly paid associates in Section 3.2(c), or for determining Matching Contributions under Section 3.3.

(B)	The Plan shall not be treated as failing to satisfy the provisions of Article XIV (ADP/ACP nondiscrimination tests), Article XVI (top heavy), Code § 401(a)(4) (nondiscrimination in contributions), Code § 401(a)(17) (limit on compensation taken into account) or Code § 410(b) (nondiscrimination in coverage) by reason of such Age 50 Catch-up Contributions.

(C)	Age 50 Catch-up Contributions may be made in the same pay periods as regular Pre-tax Contributions under Section 3.1(a). At the end of the Plan Year the Plan Administrator will determine if any Age 50 Catch-up Contributions will need to be recharacterized as regular Pre-tax Contributions under Section 3.1(a) or vice versa, pursuant to the requirements of Code section 414(v) and the regulations thereunder.

3.3	Matching Contributions.

The Employer shall make discretionary Matching Contributions to the Matching Contributions Accounts of each Participant in the Plan who makes Pre-tax Contributions, subject to the following rules, subject to Articles XIII (Code § 415) and XIV (nondiscrimination).

(a)	Matching Contribution Formula. Matching Contributions on behalf of each Participant shall equal 50% of the Participant’s Pre-tax Contributions each pay period (excluding Age 50 Catch-up Contributions) that do not exceed 6% of the Participant’s Eligible Pay for the pay period (i.e., the maximum Pre-tax Contribution is 3% of Eligible Pay each pay period).

(i)	Applicable Percentage for 1997 to 2003. “100%” shall replace “50%” in the preceding sentence, effective only for Pre-tax Contributions beginning May 1, 1997 and ending with the last pay period beginning on or before August 1, 2003.

(ii)	Pre-August 2, 2003 Requirement for Williams-Sonoma Inc. Stock Fund. A Participant’s Pre-tax Contributions are eligible for Matching Contributions regardless of how such Participant’s Pre-tax Contributions are invested. Notwithstanding the foregoing, effective for pay periods that began on or before August 1, 2003, a Participant’s Pre-tax Contributions were eligible for Matching Contributions only to the extent they were invested in the Williams-Sonoma Inc. Stock Fund.

(iii)	Timing of Matching Contributions.

(A)	The Company shall make such Matching Contributions at such times as may be determined by the Plan Administrator in its discretion (provided that such times shall be substantially uniform among all Participants).

(B)	The Matching Contribution is made solely on the basis of the measuring periods determined by the Company, and is not made with reference to full Plan Year Pre-tax Contributions.

(C)	Notwithstanding references to “pay period” in Section 3.3(a) above, the Company has the authority to change the measuring period on the basis of which Matching Contributions are determined. In particular, before the Effective Date, the Company could use a quarterly or other measuring period instead of the pay period.

(b)	Excess Deferrals and Excess Contributions. Notwithstanding anything in this Section to the contrary, Matching Contributions will be forfeited to the extent they are made with respect to Pre-tax Contributions which are Excess Deferrals or Excess Contributions. For this purpose, any Excess Deferrals and Excess Contributions are deemed to have been made with respect to Pre-tax Contributions that are not otherwise eligible for Matching Contributions to the maximum extent possible, pursuant to rules determined by the Plan Administrator.

(c)	Changes in Matching Contributions Formula. The Company shall have the authority to change the Matching Contributions formula at any time.

3.4	No Current After-tax Contributions or Profit Sharing Contributions.

(a)	After-Tax Contributions. Participants shall not be permitted to make after-tax contributions to the Plan.

(b)	Profit Sharing Contributions. The Employer does not currently make Profit Sharing Contributions to the Plan and does not anticipate making Profit Sharing Contributions in the future. The Employer made Profit Sharing Contributions to the Plan prior to 1997, and these Profit Sharing Contributions were allocated to the Profit Sharing Contributions Accounts of those Participants who received them.

3.5	Rollover Contributions.

(a)	An Eligible Associate may contribute eligible Rollover Contributions to the Plan, effective November 1, 2002. Only Eligible Associates are permitted to make Rollover Contributions. Before November 1, 2002, the Plan did not accept Rollover Contributions.

(b)	The Plan Administrator may accept a Rollover Contribution provided the Plan Administrator determines, in its discretion, that the contribution meets all of the requirements to qualify as an eligible Rollover Contribution, and provided that the Plan Administrator receives any information it requires regarding the Rollover Contribution.

3.6	Military Leave.

Notwithstanding any provision of this Plan to the contrary, contributions, benefits and service credit with respect to qualified military service will be provided in accordance with Code § 414(u). Notwithstanding the restrictions on distributions in Section 8.1, the Plan will permit “qualified reservist distributions” to Participants called to active duty after September 11, 2001 and before December 31, 2007, to the extent permitted by Code § 401(k)(2)(B)(i)(V). See also Section 2.3(b) for rules concerning termination of employment in the context of military leave.

3.7	Contributions Subject to Deductibility.

The Employer’s obligation to make any contributions under this Plan is expressly conditioned on its ability to deduct such contributions under Code § 404.

3.8	Allocation of Contributions.

(a)	Pre-tax Contributions and Matching Contributions. A Participant’s Pre-tax Contributions and any Matching Contributions shall be allocated to a Participant’s Pre-tax Contributions Account, Age 50 Catch-up Contributions Account and Matching Contributions Account, as applicable, as soon as practicable after each pay period.

(b)	Rollover Contribution. A Participant’s Rollover Contribution shall be allocated to the Participant’s Rollover Contributions Account as soon as practicable after the date such Rollover Contribution is made.

3.9	Valuation, Earnings, Losses and Investment Expenses.

(a)	Valuation. Participants’ Accounts shall be valued, and earnings and losses allocated, as of the end of each normal business day. A normal business day shall not include any business day when business is not conducted (or is otherwise restricted) as determined by the Plan Administrator due to abnormal conditions (e.g., an emergency or disruption affecting the Company, the Employer, the recordkeeper, the Trustee, a geographical region, the U.S. or the financial markets), and in such case transfers, transactions, loans, withdrawals and distributions otherwise allowed under this Plan will not be allowed but shall be pended.

(b)	Expenses.

(i)	“Investment expenses” (as defined below) shall be allocated on the same date as earnings and losses are allocated as provided in subsection (a), and shall be allocated in proportion to the final account balances in the Investment Fund as of the preceding valuation date. “Investment expenses” means all expenses related to the management and maintenance, on a separate basis, of the individual Investment Funds, but shall not include general fees for management and maintenance of the Trust as a whole.

(ii)	The Plan Administrator may specify the rules for charging non-investment expenses to the Plan.

3.10	Return of Contributions.

Upon written demand by the Employer, the Trustee shall return any Pre-tax Contributions, Matching Contributions and QNECs (to the extent provided for in Section 14.6) contributed by the Employer to this Plan under any one of the circumstances described in (a), (b) or (c), subject to the special rules of (d):

(a)	If a contribution is determined to:

(i)	Be made due to a mistake of fact, the contribution may be returned, adjusted for losses but not earnings, within one year after it is contributed.

(ii)	Not be deductible under Code § 404, the portion of the contribution that is disallowed may be returned to the Employer, adjusted for losses but not earnings, within one year after the disallowance.

(iii)	Violate Code § 415, such contribution (or portion thereof) may be returned to the Employer to the extent necessary to satisfy the rules of Code § 415 and the applicable Treasury Regulations thereunder as provided in Article XV, and

(iv)	Violate Code §§ 401(k)(3) or 402(g)(1), such contribution (or portion thereof) may be returned to the Employer to the extent necessary to satisfy the rules in such Code sections as provided in Article XIV, subject to the rules of Code §§ 401(k)(8) and 402(g)(2).

(b)

If Pre-tax Contributions are returned to the Employer in accordance with subsections (a)(i), (ii) or (iii) above, Participants’ Pre-tax Contribution Elections with respect to such returned contributions shall be adjusted retroactively to the beginning of the period for which such contributions were made. As a result, amounts returned in accordance with these subsections shall not be counted in determining a Participant’s Actual Deferral Percentage for purposes of the limitations in Article XIV. The Pre-tax Contributions so returned shall be distributed in cash to those Participants for whom such contributions were made.

ARTICLE IV – INVESTMENTS

4.1	Participant Investment Provisions.

(a)	Participation Investment Direction. Each Participant shall, in accordance with the procedures set forth in Section 4.2, have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s Account among the Investment Funds, except as limited by the following historical and transitional provisions:

(i)	Matching Contribution Pre-November 1, 2005 and Transitional Rule: All amounts allocated to a Participant’s Matching Contributions Account and Profit Sharing Contributions Account before November 1, 2005 were required to be invested in the Williams-Sonoma, Inc. Stock Fund in the case of allocations to Participant Accounts.

(A)	Transitional Rule for Existing Account Balance. A Participant’s existing balance in his or her Matching Contribution Account as of November 1, 2005 shall remain invested in the Williams-Sonoma, Inc. Stock Fund until the time of the Participant’s (or Beneficiary’s or alternate payee’s, if applicable) first investment direction covering the Participant’s existing Account balance that is made after October 31, 2005; from that time forward, a single investment election will govern the Participant’s entire existing Account balance as of the time of the election.

(B)	Transitional Rule for Future Allocations. The Participant’s investment direction for future Pre-Tax Contributions that is in effect on December 1, 2005 shall also govern the Participant’s allocations of Matching Contributions made thereafter, until such time as the Participant makes a new investment election with respect to any future allocations; from that time forward a single investment election will govern both the Participant’s future Matching Contributions and Pre-Tax contributions..

(ii)	Pre-August 1, 2003 Rule: Effective for pay periods that began on or before August 1, 2003, Pre-tax Contributions invested in the Williams-Sonoma, Inc. Stock Fund were subject to the limitations set forth in subsection (c) below.

After a Participant’s death, the Participant’s Beneficiary shall have the right to direct the Trustee with respect to the investment or reinvestment of the assets comprising the Participant’s Account to the same extent that the Participant had during his or her life. As necessary to accomplish this result, a reference in this

Article to a Participant shall also be deemed to be a reference to the Participant’s Beneficiary.

(b)	Most Recent Direction Controls. In the event the Participant does not give the Trustee timely direction regarding the investment or reinvestment of the Participant’s Account, the Trustee shall invest any new contributions made to the Participant’s Account in accordance with the Participant’s most recently submitted Investment Election; provided, however, to the extent it is not possible to continue to invest in accordance with the Participant’s Investment Election (for example, because the Plan has ceased to offer the investment), the affected portion of the Participant’s Account shall be invested in accordance with Section 4.2(d) (Default Investment Fund).

(c)	Pre August 2, 2003 Rules for Changing the Investment of Pre-tax Contributions. For pay periods that began on or before August 1, 2003, the following restrictions governed transfers of Pre-tax Contributions from the Williams-Sonoma, Inc. Stock Fund to the Plan’s other Investment Funds. Anytime on or after November 1, 2002, Participants could transfer to another Investment Fund the portion of their Pre-tax Contributions invested in the Williams-Sonoma, Inc. Stock Fund as of October 31, 2002. Anytime on or after January 4, 2003, Participants could transfer to another Investment Fund the portion of their Pre-tax Contributions invested in the Williams-Sonoma, Inc. Stock Fund as of December 31, 2002. Anytime on or after April 3, 2003, Participants could transfer to another Investment Fund the portion of their Pre-tax Contributions invested in the Williams-Sonoma, Inc. Stock Fund as of March 31, 2003. Anytime on or after July 3, 2003, Participants could transfer to another Investment Fund the portion of their Pre-tax Contributions invested in the Williams-Sonoma, Inc. Stock Fund as of June 30, 2003. Except as otherwise provided in this paragraph, for pay periods that began on or before August 1, 2003 Participants could not transfer any amounts from the Williams-Sonoma, Inc. Stock Fund to the Plan’s other Investment Funds.

4.2	Investment Elections.

Investment Elections shall specify separately how (i) the Participant’s existing Account, and (ii) the Participant’s new contributions shall be invested in the available Investment Funds. The investment of a Participant’s existing account is also referred to in the Plan as a “reinvestment election” or “reallocation election.” Separate Investment Elections also are permitted for Rollover Contributions.

(a)	1% Increments. An Investment Election with respect to new contributions to the Plan shall be made in increments of 1% (or such other percentage as the Plan Administrator shall determine from time to time). An Investment Election to reallocate amounts already in a Participant’s Account shall also be made in increments of 1% (or such other percentage that the Plan Administrator shall determine from time to time).

(b)	Procedural Requirements. Participants may make or change their Investment Elections by contacting the Participant Response System and following the requirements of the Participant Response System for making or changing Investment Elections. A Participant’s change in Investment Election shall be effective with respect to new contributions only, unless the Participant also makes a new Investment Election with respect to amounts already in his or her Account.

(c)	Timing. A Participant’s initial or changed Investment Election shall be effective as soon as administratively practicable on or following the date the Plan receives the Participant’s Investment Election.

(d)	Default Investment Fund. Subject to Section 4.1(a)(i) (regarding investment of matching contributions prior to November 1, 2005), any amounts credited to an Account for which no Investment Election has been received will be invested in a default Investment Fund chosen by the Plan Administrator for such purpose.

(e)	Participant Responsible for Selection of Investment Funds. Each Participant is solely responsible for his or her selection of Investment Funds and transfers among the available Investment Funds. Neither the Trustee, the Plan Administrator, the Company, the Employer, any of the officers or supervisors of the Employer or the Company, nor any Fiduciary is empowered or authorized to advise a Participant regarding the Participant’s Investment Election, and such individuals and entities shall have no liability for any loss or diminution in value resulting from the Participant’s exercise of such investment responsibility. The fact that an Investment Fund is offered under the Plan shall not be construed as a recommendation that Participants invest in such Investment Fund.

(f)	Rule 16b-3(f) Compliance. To the extent necessary to ensure compliance with Rule 16b-3(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Company may arrange for tracking of any transaction defined in Rule 16b-3(b)(1) of the Exchange Act involving the Williams-Sonoma, Inc. Stock Fund, and the Company may bar any such transaction to the extent it would not be exempt under Rule 16b-3(f) of the Exchange Act. To the extent the Company exercises its authority to bar a transaction under this subsection, the provisions of this subsection shall apply notwithstanding the provisions of subsection (e).

(g)	Blackout Periods. Effective January 26, 2003, the Plan will comply with § 306 of the Sarbanes-Oxley Act of 2002 which in part requires the Plan to give advance notice of “blackout periods” (as defined in Department of Labor regulation § 2520.101-3(d)(1)) to affected Participants and Beneficiaries (i.e., to Participants and Beneficiaries whose rights under the Plan to direct or diversify assets credited to their Accounts, to obtain loans from the Plan, or to obtain distributions from the Plan are suspended, limited or restricted by the blackout period).

(i)	The Company (with the consent of the Trustee) is authorized to impose blackout periods pursuant to this subsection (g) whenever the Company determines that circumstances warrant.

(ii)	In addition, the Company imposes quarterly blackout periods on insider trading in the Williams-Sonoma, Inc. Stock Fund as needed (as determined by the Company), timed to coincide with the release of the Company’s quarterly earnings reports. The commencement and termination of these blackout periods in each quarter, the parties to which they apply and the activities they restrict shall be as set forth in the official insider trading policy promulgated by the Company from time to time. These quarterly blackouts are “regularly scheduled” within the meaning of Department of Labor regulation § 2520.101-3(d)(1)(ii)(B).

4.3	Investment Funds Other Than the Williams-Sonoma, Inc. Stock Fund.

This Section 4.3 applies to Plan Investment Funds other than the Williams-Sonoma, Inc. Stock Fund. The rules governing the Williams-Sonoma, Inc. Stock Fund are set forth in Section 4.4.

(a)	In General. As of the Effective Date, the Plan Administrator selected specific Investment Funds that were made available to Participants. From time to time after the Effective Date, in accordance with the investment policies and objectives established by the Plan Administrator, the Plan Administrator may add, cease offering or make changes in the operation and management of any of these Investment Funds at any time, and the Plan Administrator shall have the authority to specify rules and procedures as to how Investment Elections shall be adjusted to reflect the addition, deletion or change in the Investment Funds offered under the Plan. Pending allocation to the Investment Funds, contributions to the Plan may be held uninvested or may, on an interim basis, be invested, in whole or in part, in cash or cash equivalents. Except as otherwise provided herein (or in rules adopted by the Plan Administrator from time to time), dividends, interest, and other distributions received on the assets held by the Trustee in respect of any Investment Fund shall be reinvested in the respective Investment Fund.

(b)	Maintaining Liquidity. For the purpose of providing liquidity in certain Investment Funds, the Trustee may invest a portion of each such Investment Fund in cash or short-term securities. If the liquid assets held by these Investment Funds are insufficient to satisfy the immediate demand for liquidity under the Plan, the Trustee, in consultation with the Plan Administrator, may temporarily limit or suspend transfers of any type (including withdrawals and distributions) to or from any affected Investment Fund. In any such case, the Plan Administrator shall temporarily change the Plan’s valuation cycle (pursuant to Section 3.10) or, in its discretion, the valuation cycle for a specific Investment Fund. During this period, contributions to any affected Investment Fund may be redirected to any default Investment Fund chosen by the Trustee for such purpose and instructions and transfers may be pended.

4.4	Williams-Sonoma, Inc. Stock Fund.

This Section 4.4 governs the Williams-Sonoma, Inc. Stock Fund.

(a)	Required Investment Option. The Williams-Sonoma, Inc. Stock Fund is required to be available to Participants as an Investment Fund pursuant to the terms of the Plan. No provision of the Plan is to be construed to confer discretion or authority in the Trustee or any Fiduciary to remove the Williams-Sonoma, Inc. Stock Fund as an Investment Fund or to limit Participants’ access to invest therein.

(b)	Investment in Company Stock. The Williams-Sonoma, Inc. Stock Fund shall be invested primarily in Company Stock. The Trustee shall direct the investment of a portion of the Williams-Sonoma, Inc. Stock Fund into cash or short-term securities to the extent necessary to maintain a level of liquidity that is reasonably expected to permit trades into and out of the fund.

(c)	Unit Accounting. A Participant’s interest in the Williams-Sonoma, Inc. Stock Fund shall be based on the ratio of his or her own investment in the Williams-Sonoma, Inc. Stock Fund to the aggregate investment of all Participants in the Williams-Sonoma, Inc. Stock Fund, and shall be denominated in whole and fractional “units.” The value of a unit will fluctuate in response to various factors, including Williams-Sonoma, Inc. Stock Fund earnings, losses and expenses. Shares of Company Stock held in the Williams-Sonoma, Inc. Stock Fund and dividends and other distributions on Company Stock are not specifically allocated to Participant Accounts.

(d)	Voting and Tender Rights. Shares of Company Stock held by the Williams-Sonoma, Inc. Stock Fund will be voted (or tendered, in the event a tender or exchange offer is made with respect to Company Stock) as follows:

(i)	Effective for votes (or tenders) on or after November 1, 2005, the Trustee shall determine the number of units of the Williams-Sonoma, Inc. Stock Fund allocated to each Participant’s Account and, in turn, determine the number of Fund shares of Company Stock that pertain to these units. The Trustee shall then solicit Participants’ instructions as to how such Company Stock shall be voted (or tendered) and shall vote such Company Stock in accordance with each such instruction (or tender to the extent instructed to do so). The Trustee shall not vote (or tender) any Company Stock for which it does not receive such voting (or affirmative tender) instructions. The Trustee shall maintain the confidentiality of instructions received from Participants related to the vote (or tender) of Company Stock.

(ii)	Prior to November 1, 2005, the Committee instructed the Trustee how to vote (or tender) shares of Company Stock represented by units of the Williams-Sonoma, Inc. Stock Fund.

(e)	Dividends and Other Adjustments to the Williams-Sonoma, Inc. Stock Fund. The receipt of dividends or other distributions on Company Stock by the Williams-Sonoma, Inc. Stock Fund shall have no effect on the number of units in the Williams-Sonoma, Inc. Stock Fund, and shall be subject to the following provisions.

(i)	All cash dividends on shares of Company Stock in the Williams-Sonoma, Inc. Stock Fund shall be credited to the Williams-Sonoma, Inc. Stock Fund and shall be used to purchase additional shares of Company Stock or to meet reasonable liquidity demands.

(ii)	Any Company Stock received by the Trustee as a stock dividend or stock split, or as the result of a reorganization or other recapitalization, shall be credited to the Williams-Sonoma, Inc. Stock Fund.

(iii)	Any other property (other than cash or shares of Company Stock) received by the Trustee (e.g., shares of stock in another company) shall be credited to the Williams-Sonoma, Inc. Stock Fund. Such other property shall be sold by the Trustee and the proceeds used to purchase additional shares of Company Stock or to meet reasonable liquidity demands. In the event of a significant distribution of such other property, the Plan Administrator may implement special arrangements for the holding or disposition of such other property by the Plan. Any rights to subscribe to additional shares of Company Stock shall be sold by the Trustee and the proceeds credited to the Williams-Sonoma, Inc. Stock Fund.

(f)	Purchase and Sale of Company Stock. Shares of Company Stock shall be purchased or sold for the Williams-Sonoma, Inc. Stock Fund in the open market or in privately negotiated transactions. In the unusual event that the Williams-Sonoma, Inc. Stock Fund is acquiring or liquidating a block of stock that is so large that its purchase or sale, in the ordinary course, is expected to disrupt an orderly market in Company Stock, the Trustee (or its designated agent) may limit the daily volume of purchases and sales of Company Stock by the Williams-Sonoma, Inc. Stock Fund to the extent necessary to preserve an orderly market.

(g)

Eligible Individual Account Plan. The Trustee is authorized to invest and hold up to 100% of the assets of the Trust in the Williams-Sonoma, Inc. Stock Fund. Shares of Company Stock in the Williams-Sonoma, Inc. Stock Fund are “qualifying securities” as that term is defined in ERISA. Accordingly, this Plan is an “eligible individual account plan” as defined in ERISA § 407(d)(3). The Trustee may purchase Company Stock from the Employer or any other source, and such Company Stock purchased by the Trustee may be outstanding, newly issued, or treasury shares. Notwithstanding the foregoing, any purchase by the Trustee of any shares of Company Stock from any “party in interest” as defined in ERISA § 3(14), or from any “disqualified person” as defined in Code § 4975(e)(2), shall not be made at a price that exceeds “adequate consideration” as defined in ERISA § 3(18) and no commissions shall be paid with Plan assets on such purchase. The Trustee and all Plan fiduciaries are expressly excused from the requirements of diversification as to the investment of the Trust in the Williams-Sonoma, Inc. Stock Fund.

(h)	ESOP. As of the end of the day on April 21, 2006, interests in the Williams-Sonoma, Inc. Stock Fund shall be transferred to the ESOP, which shall be a stock bonus plan under Code § 401(a), which is intended to qualify as an employee stock ownership plan under Code § 4975(e)(7) and ERISA § 407(d)(6) (“ESOP”). All Pre-tax Contributions, Rollover Contributions, Matching Contributions and any other contributions and elective deferrals that are made during a Plan Year that are invested in the Williams-Sonoma, Inc. Stock Fund shall be added to the ESOP. In addition, any transfers into the Williams-Sonoma, Inc. Stock Fund from another Investment Fund shall be added to the ESOP, and any transfers out of the Williams-Sonoma, Inc. Stock Fund and into another Investment Fund shall be subtracted from the ESOP. The remaining part of the Plan is intended to be a profit sharing plan which meets the requirements for qualification under Code §§ 401(a) and 401(k).

(i)	Separate Portion. The ESOP Portion is maintained as a separate portion of the Plan as authorized by Treas. Reg. § 54.4975-11(a)(5), but shall be aggregated with the remainder of the Plan for purposes of the ADP and ACP tests in Article XIV.

(ii)	Diversification. The ESOP meets the diversification requirements of Code § 401(a)(28), to the extent applicable, by Plan design since under Section 4.1(a), a Participant may self-direct the investment of 100% of the Participant’s Account.

(iii)	Valuations. While it is expected that all shares of distributed Williams-Sonoma, Inc. stock will be readily tradable on an established securities market, valuations of any shares of distributed Williams-Sonoma, Inc. stock that are not so readily tradable will be made by an independent appraiser (within the meaning of Code § 401(a)(28)(C)).

(iv)	Suspense Account Not Required. The ESOP is not required to provide for the establishment and maintenance of a suspense account pursuant to Treasury Regulation section 54.4975-11(c), nor for the protections and rights described in Treasury Regulation section 54.4975-11(a)(3)(i) (e.g., put options), because no Plan assets were acquired with an exempt loan.

(v)

Distribution in Employer Securities. The distribution provisions of Code § 409(h) (requiring a Participant to be given the opportunity to have his or her Account distributed in the form of employer securities) are met by Plan design because a Participant can transfer his or her entire Plan investment into the Williams-Sonoma, Inc. Stock Fund before taking a distribution, and can take distributions in the form of shares of Williams-Sonoma, Inc. stock pursuant to Section 8.2(c) to extent the distributed amounts are held in the Williams-Sonoma, Inc. Stock Fund immediately before the distribution.

(vi)	Election to Receive Dividends on ESOP. The Plan Administrator shall prescribe rules and procedures that allow each Participant with an interest in the ESOP to elect to have the vested Cash Dividends allocated to the Participant paid directly to him or her rather than paid to the Plan for reinvestment in the Williams-Sonoma, Inc. Stock Fund in the ESOP.

(A)	Rules and Procedures. Such rules and procedures that are prescribed by the Plan Administrator shall be in accordance with the terms of the Plan or, to the extent not specified in the Plan, with the requirements that must be satisfied in order for a federal income tax deduction to be allowed under Code § 404(k) with respect to the amount of cash dividends (including the requirement that the election to receive cash dividends be irrevocable for the period to which it applies).

(B)	Minimum Amount. The Plan Administrator shall be allowed to prescribe an amount of Cash Dividends (after application of any processing fee described in subparagraph (C)) below which distributions of Cash Dividends to electing Participants shall not be made, but rather shall be subject to the default rules of paragraph (D) below, subject to increase by the Plan Administrator in its sole discretion (provided that any such increase does not cause it to exceed the level that would permit the Company to deduct such dividends).

(C)	Processing Fee. The Plan Administrator shall be allowed to prescribe a processing fee for processing and paying Cash Dividends to electing Participants, subject to increase by the Plan Administrator in its sole discretion (provided that any such increase does not cause it to exceed the level that would permit the Company to deduct such dividends).

(D)	In the event:

(I)	A Participant does not complete a Payment Election, or

(II)	The amount of a Participant’s Cash Dividends is less than the minimum amount established by the Plan Administrator under paragraph (vi)(B) above,

the Participant’s Cash Dividends shall be automatically paid to the Plan, allocated to the ESOP and reinvested in the Williams-Sonoma, Inc. Stock Fund.

(vii)	A Participant may make a Payment Election by contacting the record keeper. A Payment Election shall be irrevocable once accepted by the Plan Administrator and only valid for the quarter (or such other time period consisting of not more than one year as is prescribed by the Plan Administrator) to which it applies. A Participant’s Payment Election shall be effective as soon as administratively practicable following the date the Plan receives the Participant’s Payment Election. A Payment Election must be completed by the Participant within the time prescribed for such purpose and pursuant to the rules and procedures adopted by the Plan Administrator from time to time. Any Payment Election that is not completed as required by the Plan Administrator shall be considered null and void.

(viii)	Cash Dividends that are paid or reinvested pursuant to Code § 404(k)(2)(A)(iii) and the provisions of this Section shall not be considered to be Annual Additions for purposes of Code § 415(c), Pre-tax Contributions for purposes of Code § 402(g), elective contributions for purposes of Code § 401(k) or employee contributions for purposes of Code § 401(m).

(ix)	Definitions. For purposes of this Section 4.4(h) the following phrases shall have the meanings ascribed to them below:

(A)	“Cash Dividends” shall mean the cash dividends that are paid on or after April 21, 2006 by the Company with respect to the Williams-Sonoma, Inc. stock in the ESOP.

(B)	“ESOP” shall mean the Plan’s holdings in the Williams-Sonoma, Inc. Stock Fund, which constitutes an employee stock ownership plan under Code § 4975(e)(7). The ESOP shall invest primarily in employer securities, within the meaning of Code § 409(l), and shall consist of the Company Stock and other assets that are determined by the Plan Administrator to be a part of the ESOP.

(C)	“Payment Election” shall mean a completed election made under subsection (c) pursuant to which a Participant has affirmatively elected to have his or her Cash Dividends paid to the Participant in cash outside the Plan.

4.5	Investment of Loan Repayments and Restoration of Forfeitures.

Any loan repayments shall be invested in the Investment Funds that have been selected by the Participant for new contributions as in effect on the date such repayments are received. Any repayments in connection with forfeiture restorations under Section 5.5 shall be invested as specified in the Participant’s Investment Election described in such Section. If because of special circumstances a Participant’s investment cannot be carried out in accordance with the two preceding sentences, Section 4.2(d) (default Investment Fund) shall govern.

ARTICLE V – VESTING

5.1	Pre-tax Contributions, Rollover Contributions.

A Participant shall be at all times 100% vested in amounts credited to his or her Pre-tax Contributions Account, Age 50 Catch-up Contributions Account and Rollover Contributions Account.

5.2	Matching Contributions and Profit Sharing Contributions.

(a)	Vesting Schedule. Subject to subsection (b) below, Matching Contributions and Profit Sharing Contributions shall become vested in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 1	0%
At least 1 but less than 2	20%
At least 2 but less than 3	40%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
5 or more	100%

(b)	Vesting Schedule For Participants who Terminate Before August 18, 1997. Subject to subsection (c) below, in the case of Matching Contributions and Profit Sharing Contributions earned by Participants whose employment with an Employer terminated before August 18, 1997, such amounts shall become vested in accordance with the following schedule:

Years of Vesting Service	Vested Percentage
Less than 2	0%
At least 2 but less than 3	20%
At least 3 but less than 4	60%
At least 4 but less than 5	80%
At least 5 but less than 6	80%
6 or more	100%

(c)	100% Vesting Provisions. Notwithstanding anything in this Section 5.2 to the contrary, a Participant shall become 100% vested in his or her Matching Contributions Account and Profit Sharing Account upon the Participant’s death, Disability, or attainment of Normal Retirement Age while the Participant is an Associate.

5.3	Forfeitures.

(a)	If a Participant Separates from Service prior to the time he or she is 100% vested in his or her Account, the non-vested portion of the Participant’s Account shall be forfeited upon the earlier of:

(i)	The Participant’s incurring a Period of Severance that lasts at least 60 consecutive months, or

(ii)	The distribution from the Plan of the vested portion of the Participant’s Account on Separation from Service.

For purposes of this Section, a Participant who Separates from Service at a time when he or she has no vested portion shall be deemed to receive a distribution of his or her vested portion on Separation from Service.

5.4	Allocation of Forfeitures.

Any amounts forfeited under Section 5.3 shall be used to pay any administrative expenses of the Plan, restore any forfeitures required pursuant to Section 5.5, and offset future Employer contributions to the Plan.

5.5	Restoration of Forfeited Account.

(a)	In the case of a Participant or former Participant who receives (or is deemed to receive) a distribution of the vested portion of his or her Account and who again becomes an Eligible Associate before incurring a Period of Severance that lasts at least 60 consecutive months, the forfeited amount shall be restored to such Participant’s Account (without regard to any gains and losses).

(b)	The Plan Administrator shall restore the forfeited portion of a Participant’s Account from the amount of forfeitures available under the Plan. To the extent the amount of available forfeitures is insufficient to enable the Plan Administrator to make the required restoration, the Employer must contribute, without regard to any requirement or condition of Articles XIII through XVI, the additional amount necessary to enable the Plan Administrator to make the required restoration.

(c)	If a Participant does not make an Investment Election and does not have an Investment Election in effect, then Section 4.2(e) (default Investment Fund) shall govern.

(d)	The Participant is responsible for notifying the Plan Administrator of his or her forfeited Account balance and his or her pre-break Years of Vesting Service.

(e)	If the Participant’s Period of Severance lasts at least 60 consecutive months, the forfeited amount shall not be restored.

5.6	Vesting After a Break in Service.

If a Participant has a Separation from Service prior to the time he or she is 100% vested in his or her Account and again becomes an Eligible Associate without incurring a Period of Severance that lasts at least 60 continuous months, such Associate’s post-break Years of Vesting Service shall be taken into account for purposes of determining his or her vested percentage in his or her: (i) restored Account balance, if such Associate’s Account is restored in accordance with Section 5.5, or (ii) existing Account balance, if no distributions have been made.

5.7	Retention of Pre-Break Service.

All Years of Vesting Service before a Period of Severance shall be taken into account for purposes of vesting in post-break Employer contributions except as provided in the next sentence. Effective in the case of Participants who are nonvested at the time a Period of Severance begins and who terminate before August 1, 2003 following the Period of Severance, Years of Vesting Service before the Period of Severance shall not be taken into account if the Period of Severance lasts 60 consecutive months or longer and if it equals or exceeds the aggregate number of Years of Vesting Service before the Period of Severance. For this purpose, a nonvested Participant is a Participant who does not have any nonforfeitable right under the Plan to an Account. In all cases, the Associate must notify the Company of his or her pre-break Service to make sure the Associate is properly credited with all Service to which he or she is entitled.

ARTICLE VI – IN-SERVICE WITHDRAWALS

Except as otherwise provided in this Article VI, a Participant may not take a withdrawal while an Associate of the Company’s Controlled Group.

6.1	Withdrawals After Attaining Age 59 1/2 .

A Participant may take a withdrawal from his or her vested interest in his or her Account at any time and for any reason after reaching age 59 1/2.

6.2	Hardship Withdrawals.

A Participant who is an Associate of the Company’s Controlled Group may receive a hardship withdrawal of all or a portion of his or her Pre-tax Contributions Account (but not the earnings thereon), Age-50 Catch-up Contributions Account (but not the earnings thereon) and Rollover Contributions Account (including the earnings thereon); provided such Participant furnishes proof, satisfactory to the Plan Administrator, that the withdrawal is necessary to alleviate an immediate and heavy financial need (as determined in accordance with subsection (b) below) and that the amount of the withdrawal does not exceed the amount necessary to satisfy such financial need (as determined in accordance with subsection (c) below).

(a)	Administrative Rules. The determination by the Plan Administrator of the existence of an immediate and heavy financial need and of the amount necessary to meet such need shall be made in a nondiscriminatory and uniform manner. The Plan Administrator shall not allow a hardship withdrawal to be made to a Participant unless the requirements of this Section are satisfied. No Participant may take more than one hardship withdrawal in any Plan Year, or any hardship withdrawal in an amount less than $500. Hardship withdrawals are made only in the form of a single lump sum cash distribution.

(b)	Immediate and Heavy Financial Need. Subject to subsection (c), a Participant shall be deemed to have an immediate and heavy financial need if the Participant needs the hardship withdrawal for one of the following reasons:

(i)	Medical expenses described in Code § 213(d) which are incurred by the Participant, the Participant’s Spouse, dependents (as defined in Code § 152) or, effective on the date indicated below, Beneficiary(ies), or necessary for such persons to obtain medical care described in Code § 213(d) without regard to whether the expenses exceed 7.5% of adjusted gross income;

(ii)	Effective September 16, 1997, costs directly related to the purchase of a principal residence for the Participant (excluding mortgage payments);

(iii)	Effective September 16, 1997, payment of tuition and related educational fees for the next 12 months of post-secondary education for the Participant or for the Participant’s Spouse, children, dependents (as defined in Code § 152, and for taxable years beginning after 2004, without regard to section 152(b)(1), (b)(2) and (d)(1)(B)) or, effective on the date indicated below, Beneficiary(ies);

(iv)	Payments necessary to prevent the eviction of the Participant from his or her principal residence or to prevent foreclosure on the mortgage of the Participant’s principal residence; or

(v)	Effective January 1, 2006, payments for burial or funeral expenses for the Participant’s deceased parents, spouse, children, dependents, and for taxable years beginning after 2004, without regard to section 152 (d)(1)(B) or, effective on the date indicated below, Beneficiary(ies);

(vi)	Effective January 1, 2006, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under section 165 (determined without regard to whether the less exceeds 10% of adjusted gross income).

(vii)	Effective September 16, 1997, any need prescribed by the Internal Revenue Service in a revenue ruling, notice or other document of general applicability which satisfies the Internal Revenue Service’s safe harbor definition of hardship.

Notwithstanding the foregoing, a financial need shall not fail to qualify as immediate and heavy merely because such need was reasonably foreseeable or voluntarily incurred by the Participant. Hardship distributions on account of the Participant’s Beneficiary(ies) shall be permitted for hardship distributions that occur on or after the earliest date on which the Plan’s recordkeeper is able to and does in fact implement this feature for the Plan, but in no event earlier than August 1, 2007.

(c)	Distribution Necessary to Satisfy the Need. A distribution will be considered as necessary to satisfy an immediate and heavy financial need of the Participant only if all of the following are true:

(i)

The Participant has: (A) obtained all distributions (other than hardship distributions), including the total amount available for withdrawal under Section 6.1 (withdrawals after age 59 1/2), and (B) has also taken all nontaxable loans, under all plans maintained by the Employer.

(ii)

The Participant must certify in writing to the Plan Administrator that the immediate and heavy financial need (including amounts necessary to pay any federal, state or local income taxes or penalties reasonably anticipated to result from the distribution) cannot reasonably be relieved: (A) through reimbursement or compensation by insurance or otherwise, (B) by liquidation of the Participant’s assets, (C) by cessation of Pre-tax Contributions, (D) by other distributions or nontaxable (at the time of the loan) plan loans from this Plan or other plans maintained by the Employer, or (E) by borrowing from commercial sources on reasonable commercial terms in an amount sufficient to satisfy the need. A need cannot reasonably be relieved if the effect of the action would be to increase the amount of the need.

(iii)	A Participant who receives a hardship withdrawal under this Section shall not be permitted to have Pre-tax Contributions made on his or her behalf until 6 months after the hardship distribution is made. Effective for Pre-tax deferrals made in pay periods that began on or before August 1, 2003, “one year” shall replace “6 months”). To resume Pre-Tax Contributions, the Participant must contact the Participant Response System and make a new Contribution Election. This ban on Pre-tax Contributions shall also apply to elective deferrals under any other Employer-sponsored plan.

6.3	In-Service Withdrawal Procedures and Restrictions.

(a)	Participants shall request an in-service withdrawal from the Plan by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator.

(b)	In-service withdrawals shall be distributed as soon as administratively practicable following the date the Plan Administrator: (i) receives a request for an in-service withdrawal referred to in subsection (a) above which meets the Plan Administrator’s guidelines regarding form and content, and (ii) determines that the applicable requirements for the withdrawal are met.

(c)

All withdrawals shall be paid in a lump sum payment in cash or cash equivalent, except that a Participant who qualifies for an age 59 1/2 distribution under Section 6.1 may elect to take his entire distribution from the Williams-Sonoma, Inc. Stock Fund in whole shares of Company Stock as provided in Section 8.2(c).

(d)	In-service withdrawals shall be taken from the Participant’s subaccounts in the following order of priority:

(i)	Pre-tax Contributions Account;

(ii)	Rollover Contributions Account;

(iii)	Vested amounts in the Matching Contributions Account,

(iv)	Profit Sharing Contribution Account,

(v)	Catch-Up Contribution Account,

(vi)	Prior 2005 Employee QNEC Account, and

(vii)	Prior 2005 Company Special Matching Contribution Account,

(to the extent each such Accounts are available for in-service withdrawal), and shall be taken from the Investment Funds in which such amounts are invested on a pro rata basis.

ARTICLE VII – LOANS

7.1	General Rule

Effective June 1, 2005, an Eligible Associate who is a Full-Time Regular Associate or Part-Time Associate and who is not on a Leave of Absence, may borrow a portion of his or her vested Account, subject to the remainder of this Article VII.

(a)	Limited to One Loan. A Participant is not permitted to have more than one loan from the Plan outstanding at any time.

(b)	Limitation in the Case of a Prior Defaulted Loan. A Participant who has had a deemed distribution (as would result from a prior defaulted loan) is subject to the restrictions in Section 7.3(c) on taking a new loan from the Plan.

(c)	Reasonably Equivalent Basis. Loans shall be made available to all eligible Participants on a reasonably equivalent basis and shall not be made available to IRS Highly Compensated Employees or to shareholders in an amount greater than is made available to other Participants.

(d)	Loan Initiation and Promissory Note. To initiate a loan, the Participant must contact the Participant Response System. Each loan shall be evidenced by a written promissory note signed by the Borrower. The promissory note shall be deemed to incorporate the provisions of this Article VII and any administrative rules established by the Plan Administrator.

(e)	Historic Provisions. Effective from November 1, 2002 until May 30, 2005, any Eligible Associate who was not on a Leave of Absence was eligible to borrow a portion of his or her vested Account (subject to the other applicable restrictions in this Article). Loans were not available under the Plan before November 1, 2002.

7.2	Amount of Loan.

A loan may be made in an amount (not less than $1,000) which, when added to the outstanding balance of all prior loans (including outstanding interest) to the Borrower under the Plan, does not exceed the lesser of:

(a)	$50,000, reduced by the excess, if any, of:

(i)	The highest outstanding balance of the Borrower’s loans from the Plan during the one-year period ending on the day before the date such loan was made, minus

(ii)	The outstanding balance of the Borrower’s loans from the Plan on the date on which such loan was made; or

(b)	One-half of the present value of the Borrower’s non-forfeitable accrued benefit under the Plan.

For purposes of applying the limitation in (a) above, the Plan and all other “qualified employer plans” (as defined in Code § 72(p)(4)) maintained by an employer within the Company’s Controlled Group shall be treated as a single plan, and any loan that has been deemed distributed pursuant to Section 7.6 shall be considered outstanding until it has been repaid (whether by plan loan offset or otherwise). Loans must be taken in an amount that is in an increment of $1 ($100, for loans taken before April 2004), or such other amount as is established by the Plan Administrator for this purpose.

7.3	Interest Rate, Security and Fees.

(a)	Interest Rate. Loans shall be made at the “prime rate” plus one percentage point, or such other interest rate as may be designated by the Plan Administrator for this purpose. The prime rate shall be determined as of the date the loan is made (or the first normal business day of the calendar month before such loan is made, for loans taken before April 1, 2004) or such other date as is established by the Plan Administrator for this purpose. The applicable prime rate shall be the rate as announced in the Wall Street Journal (or to the extent the Wall Street Journal ceases to be published, such other newspaper as is selected by the Plan Administrator), or such other rate as is selected by the Plan Administrator for this purpose.

(b)	Security. Loans shall be secured by the vested portion of the Borrower’s Account. As of immediately after the origination of a loan, no more than 50% of the Participant’s vested Account may be used as security for the loan.

(c)	Consequences of Deemed Distribution. If a Participant has a loan that is deemed distributed pursuant to Section 7.6 as a result of the failure to make timely payments, then:

(i)	Until the Participant has repaid the loan that was deemed distributed (whether by plan loan offset or otherwise):

(A)	Effective June 1, 2005, the Participant shall not be eligible to take future loans from this Plan, and

(B)	Effective before June 1, 2005, the Plan Administrator shall require any new loan issued to such Participant to include such enhanced security for the Plan as it deems appropriate, determined in light of the prior default (e.g., the Plan Administrator may require payroll deductions for the life of the loan).

(ii)

The Plan Administrator shall have the authority to suspend Participants from taking new loans for a period of time after a Participant has had a deemed distribution. The suspension period shall be determined from time to time by the Plan Administrator and shall be uniform and consistent for all Participants.

(d)	Loan Fees. The Plan Administrator may charge a loan initiation fee and an ongoing loan maintenance fee that shall be assessed against the Participant’s Account, the amount of which shall be subject to change.

(e)	Reamortization. A Participant is not permitted to initiate a loan reamortization. The Plan Administrator may authorize a loan reamortization under circumstances to be determined from time to time by the Plan Administrator (e.g., when loan repayments are not started promptly because of administrative error) under rules that shall be uniform and consistent for all Participants.

7.4	Source of Loans.

Amounts borrowed shall be taken from vested amounts in the Borrower’s subaccounts in the following order of priority:

(a)	Pre-tax Contributions Account;

(b)	Rollover Contributions Account;

(c)	Matching Contributions Account,

(d)	Profit Sharing Contribution Account,

(e)	Catch-up Contribution Account,

(f)	Prior 2005 Employee QNEC Account, and

(g)	Prior 2005 Company Special Matching Contribution Account,

and shall be taken from the Investment Funds in which such amounts are invested on a pro rata basis (except that effective February 20, 2004, to the extent the Participant’s right to take a loan from an Investment Fund is suspended, limited or restricted by a blackout period described in Section 4.2(g), amounts in such Investment Fund shall be disregarded for purposes of this pro rata basis rule and shall not be available for borrowing).

7.5	Repayment and Term.

(a)	Loan Repayment. Loans shall be amortized in substantially level payments, made not less frequently than quarterly, for a period of not less than 12 months and not more than 5 years; provided, however, that a “principal residence loan” (as defined below) may be amortized over a period not to exceed 15 years, and subject to the special rule for military leave (see clause (iii) below).

(i)	Principal Residence Loan. A “principal residence loan” means a loan made in accordance with this Section 7.5 to acquire or construct any dwelling unit which, within a reasonable time, will be used as the principal residence of the Participant (such use to be determined at the time the loan is made). A Participant requesting a principal residence loan shall provide copies of any documents relating to the purchase of such principal residence which the Plan Administrator may deem necessary to verify that the proceeds of such loan will be used to acquire or construct a principal residence.

(ii)	Suspension During Leave of Absence. Loan repayments shall be suspended for up to one year for a Participant on a Leave of Absence lasting at least one month (or such other minimum period as shall be established by the Plan Administrator for this purpose) either without pay from the Employer or at a rate of pay (after applicable employment tax withholdings) that is less that the amount of the installment payments required under the terms of the loan, to the extent permitted by applicable Treasury Regulations. In no event shall the suspension period cause the loan to exceed the maximum 5 or 15 year term set forth in subsection (a) above. In the event loan repayments are suspended during a Leave of Absence:

(A)	Effective June 1, 2005, when the suspension of loan repayments ends, the Participant’s remaining loan payments shall be recalculated in substantially level payments automatically by the Plan Administrator or recordkeeper as follows: Any unpaid interest that accrued during the Leave of Absence shall be incorporated into the principal balance that is owed, the original term of the loan shall be extended by the length of the Leave of Absence (but in no event shall the total term, including the extension, exceed the maximum 5 or 15 year term set forth in subsection (a) above), and the original interest rate shall be retained. In the case of loans issued before June 1, 2005, Participants shall have the option of making payments at the original dollar payment level and then making a balloon payment to repay any remaining balance due at the end of the loan’s term, instead of having the automatic loan recalculation described above.

(B)	Effective for periods before June 1, 2005, the loan, including interest that accrues during such Leave of Absence, must be repaid by the latest permissible term of the loan and the amount of the installments due after the Leave of Absence ends must not be less than the amount required under the terms of the original loan.

(C)

Effective April 1, 2004, during the period of the Leave of Absence, interest shall accrue during the Leave of Absence at the rate determined by the Plan Administrator for this purpose, applying reasonable commercial principles and with the object of providing adequate protection for the Plan’s interest based on all the facts and circumstances.

See clause (iii) below for special rules governing military leave.

(iii)	Suspension During Military Leave. Loan repayments shall be suspended for a Participant on military leave as permitted under Code § 414(u)(4), even if such suspension exceeds the maximum 5 or 15 year term provided for in Section 7.5(a). Such suspended loan repayments shall, upon the Participant’s completion of the military leave, resume under the following rules:

(A)	Effective June 1, 2005, the rules that apply to repayment of loans following a Leave of Absence shall apply to a suspension during military leave (including the automatic recalculation of loan repayments), except as otherwise provided in this Article. The suspension period can cause the loan to exceed the maximum 5 or 15 year term set forth in subsection (a) above. The total loan term shall be extended on rehire up to a period that is equal to (I) the original term of the loan, plus (II) the period of military leave (even if such term exceeds the maximum 5 or 15 year term provided for in Section 7.5(a)).

(B)	The interest rate shall be capped at 6% during the period in which a Participant is on military leave to the extent required under Section 207 of the Servicemembers Civil Relief Act of 2003 (taking into account any fees referred to in (d) below).

(C)	Effective for periods before June 1, 2005, the frequency of the installment payments and the amount of each installment payment shall not be less than the frequency and amount of the installments required under the terms of the original loan before entering military service. The loan must be repaid in full, including interest that accrues during the period of military service, not later than the end of the period that is equal to the greater of the maximum 5 or 15 year period, or: (A) the original term of the loan, plus (B) the period of military service.

(b)	Payroll Deduction and Direct Payment. Loans shall be repaid by means of payroll deduction from the Borrower’s earnings, starting promptly following the processing of the loan, subject to paragraph (ii) below. If payroll deductions for the loan payments do not start promptly following the processing of the loan, the Participant is responsible to notify the Plan Administrator.

(i)	Loan repayment shall be made in accordance with the terms and procedures established by the Plan Administrator from time to time and applied on a uniform, nondiscriminatory basis.

(ii)	Effective June 1, 2005, a Participant shall make loan repayments by direct payment (rather than payroll withholding) if the Participant:

(A)	Is a Temporary Associate,

(B)	Is a Casual Associate, or

(C)	Falls more than one month behind in payments (or such other minimum period as shall be established by the Plan Administrator for this purpose) for any reason (including not receiving sufficient earnings to cover the loan payment by payroll withholding, e.g., as might happen if the Participant shifts to a reduced-hours schedule so that the Participant’s earnings are insufficient to cover the loan payment). This does not apply to a suspension during a Leave of Absence provided for in (a)(ii) above or during military leave provided for in (a)(iii) above.

If loan repayments are made by direct repayment, they shall be made pursuant to the terms and procedures established by the Plan Administrator and applied on a uniform, nondiscriminatory basis. Once a Participant begins making loan repayments by direct payment under this Section, the Participant will not be eligible to resume repayment by payroll deduction. (Participants returning from a Leave of Absence or military leave shall be eligible to resume payroll withholding unless they are otherwise described in this subsection (b)(ii).) Effective for periods before June 1, 2005, a Participant shall make loan repayments by direct payment (rather than payroll withholding) if the Participant is not receiving sufficient earnings to cover the loan payment and does not correct the missed payment by the end of the calendar quarter in which the missed payment occurs.

(c)	Prepayment. A Participant may repay an outstanding loan in full at any time without penalty.

(d)	Loan Due on Termination of Employment. In the event a Participant terminates employment with the Company, the entire loan (both outstanding principal and interest) is due and payable immediately (subject to the cure period in Section 7.6(c)).

7.6	Deemed Distributions.

(a)

General Rule. Effective June 1, 2005, if the Plan Administrator determines that a Borrower’s loan repayments are in arrears, then the amount of such loan (plus any accrued interest) shall be deemed distributed as of the end of the cure period described in subsection (c) below, if the arrearage has not been corrected by that time. The value of the Borrower’s Account shall be offset and reduced to reflect the deemed distribution as of the later of date of the deemed distribution, or the date the Participant Separates from Service, Retires, dies or becomes disabled. If a loan is deemed to be distributed, additional interest shall continue to accrue following the deemed distribution date on the portion of the loan that is not repaid as of that date. This additional interest shall not be considered an additional deemed distribution, but it shall be taken into account in determining the amount of the Participant’s outstanding indebtedness to the Plan.

(b)	Cure Period. The failure to make any loan payment when otherwise due in accordance with the terms of the loan shall not result in a deemed distribution under subsection (a) if such loan payment is otherwise made by the last day of the calendar quarter following the calendar quarter in which the loan payment was due (the “cure period”). The determination of when a deemed distribution occurs under subsection (a) shall be made by the Plan Administrator applying reasonable commercial principles and with the object of providing adequate protection for the Plan’s interest based on all the facts and circumstances.

(c)	Administrative Provisions. The provisions of this Section and Section 7.1(b) reflect how Plan loans are intended to be administered for purposes of determining their taxability under the Code. These provisions are not requirements for purposes of the prohibited transaction rules of the Code and ERISA or for purposes of the qualification rules of the Code.

7.7	Additional Rules.

The Plan Administrator may establish rules and procedures regarding loans to Participants which may be more restrictive than the rules and procedures set forth in this Article VII. Any such rules and procedures must be in writing and be applied on a uniform, nondiscriminatory basis. In addition, they shall be deemed to be a part of the Plan for purposes of the loan regulations issued by the Department of Labor.

ARTICLE VIII – DISTRIBUTIONS

8.1	Eligibility for Distribution Upon Separation From Service or Disability.

A Participant who Separates from Service or suffers a Disability shall be entitled to receive a distribution of the vested portion of his or her Account.

8.2	Form of Payment.

Distributions shall be in one lump sum payment, except that a Participant who is required to commence distributions under Section 8.6(d) (distributions at age 70 1/2) may instead elect to receive installment payments in the amount of the minimum required distributions provided for therein.

(a)	The Participant may elect to defer receipt of the distribution until the April 1st following the calendar year he or she attains age 70 1/2, subject to the cashout rules in Section 8.4.

(b)	All distributions shall be in cash or cash equivalent, except as provided in subsection (c).

(c)

A Participant receiving a lump sum distribution under this Article VIII or a withdrawal under Section 6.1 (withdrawals after attaining age 59 1/2) may elect to receive his or her entire interest in the Williams-Sonoma, Inc. Stock Fund in whole shares of Company Stock (but with cash or cash equivalent paid for any fractional shares, uninvested cash or amounts invested for liquidity purposes). For such an election to be effective, the Participant must make this election in the manner and form specified by the Plan Administrator from time to time.

8.3	Amount of Distribution.

The amount of any distribution that is based on the value of a Participant’s Account, or a portion thereof, shall be determined with reference to the value of such Account (or portion thereof) as of the time the payment of the distribution is processed.

8.4	Cashout Distributions and Automatic Rollovers.

If the vested portion of the Account of a Participant who has a Separation from Service does not exceed $5,000 ($3,500 for periods before January 1, 2003), excluding Rollover Contributions, (“small dollar cashout”) on the date payment of the distribution is processed, or on a determination date established by the Plan Administrator in each calendar quarter thereafter, the Participant’s Account shall be distributed in a lump sum “cashout distribution” to the Participant as soon as administratively practical thereafter. Effective March 28, 2005, in the event of a mandatory distribution greater than $1,000 in accordance with the provisions of this Section 8.4, if the Participant does not elect to have such distribution paid directly to an Eligible Retirement Plan specified by the

Participant in a direct rollover or to receive the distribution directly in accordance with this Section 8.4 and Section 8.7, then the Plan Administrator will pay the distribution in a direct rollover to an individual retirement plan designated by the Plan Administrator. Pursuant to Q&A 9 of IRS Notice 2005-5, the Plan may delay processing such mandatory distributions due to a lack of sufficient administrative procedures for automatic rollovers, provided the mandatory distributions are made on or before December 31, 2005. The cashout shall be in cash, except that a Participant may elect to receive his or her entire interest in the Williams-Sonoma, Inc. Stock Fund (if any) in whole shares of Williams-Sonoma stock as provided in Section 8.2(c) provided the Participant so elects within 30 days, as permitted by the Plan’s recordkeeper. See Section 8.5(d) for rules applicable to Beneficiaries.

8.5	Distribution Upon Death.

(a)	Death Before Distributions Commence. Except as otherwise provided in paragraph (i) (optional deferral of distribution commencement), if a Participant dies before distributions begin from his or her Account, 100% of the Participant’s Account shall be paid to his or her Beneficiary in one lump sum following notice to the Plan Administrator of the Participant’s death. For this purpose, distributions are considered to begin no later than the Participant’s Required Beginning Date.

(i)	Optional Deferral of Distribution Commencement. The Participant’s Beneficiary may elect to defer receipt of the lump sum distribution until the fifth-anniversary of the Participant’s death (subject to subparagraph (A) (applicable rules), subparagraph (B) (surviving spouse rules), Section 8.4 (cashout rules) and the rules in Code § 401(a)(9).

(A)	Applicable Rules. Such deferral election must be made within 30 days of when the Plan notifies the Beneficiary that he or she is recognized as a Beneficiary (or such later time as the Plan Administrator shall prescribe). The Beneficiary may revoke the deferral election at any time and elect in lieu thereof to receive an immediate lump sum distribution of the balance in the Participant’s Account.

(B)

Additional Deferral Option for Surviving Spouse. If the Surviving Spouse is the sole Beneficiary, the Surviving Spouse may elect to defer distribution of the lump sum distribution until the April 1st following the date the Participant would have attained age 70 1/2. A Surviving Spouse who makes such a deferral election shall be eligible to revoke such election at any time and in lieu thereof receive a lump sum distribution of the balance of the Participant’s Account.

(C)	Death of Surviving Spouse Before Distributions Begin. If the Participant’s Surviving Spouse is the Participant’s sole Beneficiary and the Surviving Spouse dies after the Participant but before distributions begin to either the Participant or the Surviving Spouse, the fifth-anniversary election will apply as if the Surviving Spouse were the Participant. For this purpose, distributions are considered to begin on the date distributions are required to begin to the Surviving Spouse under paragraph (B) (which allows the Surviving Spouse to defer until the Participant would have attained age 70 1/2).

(b)	Death After Distributions Commence. If a Participant dies after distribution of his or her Account has commenced in the form of installment payments (i.e., pursuant to Section 8.6(d), Code section 401(a)(9) distributions), the remaining portion of such Participant’s Account shall be distributed to the Participant’s Beneficiary in a lump sum. Payment of this lump sum cannot be deferred.

(c)	Proof of Death. The Plan Administrator may require and rely upon such proof of death and such evidence of the right of any Beneficiary or other person to receive the value of a deceased Participant’s Account as the Plan Administrator may deem proper and its determination of death and of the right of that Beneficiary or other person to receive payment shall be conclusive.

(d)	Cashout Distributions and Automatic Rollovers. Rules similar to the rules in Section 8.4 (Cashout Distributions and Automatic Rollovers) shall apply in the case of any Beneficiary of a deceased Participant for whom the vested portion of the Participant’s Account does not exceed the small dollar cashout amount described in such Section, pursuant to rules established by the Plan Administrator for this purpose.

(e)	Definitions. For purposes of this Section 8.5, the definitions of Distribution Calendar Year, Life Expectancy, Participant’s Account Balance, and Required Beginning Date in Section 8.6(d) apply.

8.6	Commencement of Payments.

(a)	General Time of Commencement. Subject to the remaining provisions of this Section, following a Participant’s Separation from Service, the distribution of the Participant’s Account shall commence as soon as practicable after the earlier of:

(i)	The receipt of a distribution request from the Participant (or his or her Beneficiary, in the case of a distribution at death) that meets all the requirements applied by the Plan Administrator (including any requirement for Participant consent applicable under subsection (b)); or

(ii)	In the case of a distribution that is made pursuant to the cashout rules of Section 8.4, as soon as practicable following the Participant’s Separation from Service or the applicable quarterly review date applicable thereunder.

Participants may request a distribution by contacting the Participant Response System and submitting a request that complies with guidelines established by the Plan Administrator. If a Participant has a Separation from Service and again becomes an Associate prior to the date the distribution is deemed to be processed by the Plan’s current recordkeeper, the Participant shall not receive a distribution.

(b)	Participant Consent.

(i)	Participant consent is a pre-condition for commencing distributions unless the distribution is made: (A) pursuant to the cashout rules of Section 8.4, (B) in connection with a Participant’s death, or (C) pursuant to the Code § 401(a)(9) requirements of subsection (d) below

(ii)	Except as provided in paragraph (iii) below, a Participant’s consent to receive a distribution shall not be valid unless the Participant gives consent: (A) after the Participant has received the notice required under Treas. Reg. § 1.411(a)-11(c), and (B) within a reasonable time before the effective date of the commencement of the distribution as prescribed by such regulations. A Participant’s consent shall be in writing or, if authorized by the Plan Administrator, provided through an electronic medium that meets the requirements of Treas. Reg. § 1.411(a)-11(f).

(iii)	Once a Participant or Beneficiary has made an appropriate distribution request through the Participant Response System and the Plan Administrator has received notice of the Participant’s death (if applicable), such distribution may commence less than 30 days after the notice required under Treas. Reg. § 1.411(a)-11(c) is given, provided that: (A) the Plan Administrator clearly informs the Participant that he or she has a right to a period of at least 30 days after receiving the notice to consider the decision of whether or not to elect a distribution (and, if applicable, a particular distribution option), and (B) the Participant, after receiving the notice, affirmatively elects a distribution.

(c)	Code § 401(a)(14) Provisions: In the case of a Participant who has filed a claim to commence benefits in accordance with applicable regulations under Code § 401(a)(14), including Treas. Reg. § 1.401(a)-14(a) thereof, distribution of the Participant’s interest in the Plan shall commence no later than the 60th day after the close of the latest of the following:

(i)	The Plan Year in which the Participant attains age 65,

(ii)	The Plan Year in which occurs the tenth anniversary of the date his participation commenced, or

(iii)	The Plan Year in which occurs the Participant’s Separation from Service.

(d)	Code § 401(a)(9) Provisions.

(i)

General Rule. A Participant must begin receiving distributions from his or her Account no later than the April 1st following the later of the calendar year in which the Participant attains age 70 1/2 or has a Separation from Service. Minimum required distributions will be determined under this subsection (d) beginning with the first Distribution Calendar Year and up to and including the Distribution Calendar Year that includes the Participant’s date of death.

(ii)

Exception for 5-Percent Owners. Notwithstanding paragraph (i) above, in the case of a Participant who is a “5-percent owner” within the meaning of Code § 401(a)(9(C)(ii)(I), the Required Beginning Date is the April 1 following the calendar year in which the Participant attains age 70 1/2.

(iii)	Suspension of In-Service Distributions That Commenced Pre-1997. In the event a Participant is receiving payments while in service with the Company’s Controlled Group because distributions commenced in accordance with the pre-1997 provisions of Code § 401(a)(9), other than a 5-Percent Owner described in paragraph (ii) above, the Participant may elect to suspend payments while he or she remains in service in accordance with such uniform rules as the Plan Administrator shall adopt.

(iv)

Minimum Required Distributions. Effective January 1, 2003, if a Participant who has attained age 70 1/2 elects to commence receipt of his or her Account in periodic installments, the Plan Administrator shall direct the Trustee to distribute to the Participant the lesser of:

(A)	The quotient obtained by dividing the Participant’s Account Balance by the distribution period in the Uniform Lifetime Table set forth in Treasury Regulation § 1.401(a)(9)-9, using the Participant’s age as of the Participant’s birthday in the Distribution Calendar Year; or

(B)	If the Participant’s sole designated Beneficiary for the Distribution Calendar Year is the Participant’s Spouse, the quotient obtained by dividing the Participant’s Account Balance by the number in the Joint and Last Survivor Table set forth in Treasury Regulation § 1.401(a)(9)-9, using the Participant’s and Spouse’s attained ages as of the Participant’s and Spouse’s birthdays in the Distribution Calendar Year.

Effective before January 1, 2003, the calculation of the minimum required distributions shall be determined pursuant to applicable Internal Revenue Service proposed regulations then pending.

(v)	Applicable IRS Regulations.

(A)	Post-2002 Calculations. With respect to Participant distributions under the Plan calculated after December 31, 2002 (regardless of the calendar year to which the distribution applies), the Plan will apply the minimum distribution requirements of Code § 401(a)(9) in accordance with the final regulations under Code § 401(a)(9) issued in 2002, notwithstanding any provision of the Plan to the contrary.

(B)	2002 Calculations. With respect to Participant distributions under the Plan calculated in the 2002 Plan Year (regardless of the calendar year to which the distribution applies), the Plan will apply the minimum distribution requirements of Code § 401(a)(9) in accordance with the regulations under Code § 401(a)(9) that were proposed on January 17, 2001, notwithstanding any provision of the Plan to the contrary.

(C)	Pre-2002 Calculations. With respect to Participant distributions under the Plan calculated before January 1, 2002, (regardless of the calendar year to which the distribution applies), the Plan will apply the minimum distribution requirements of Code § 401(a)(9) in accordance with the proposed regulations under Code § 401(a)(9) as indicated in Section 8.6(d)(iv) (applicable IRS regulations), notwithstanding any provision of the Plan to the contrary.

(vi)	Definitions. The following definitions apply for purposes of this Section 8.6.

(A)	Distribution Calendar Year. A calendar year for which a minimum distribution is required. For distributions beginning before the Participant’s death, the first Distribution Calendar Year is the calendar year immediately preceding the calendar year which contains the Participant’s Required Beginning Date. For distributions beginning after the Participant’s death, the first Distribution Calendar Year is the calendar year in which distributions are required to begin under Section 8.5(a) (death before distributions commence) above. The required minimum distribution for the participant’s first Distribution Calendar Year will be made on or before the Participant’s Required Beginning Date. The required minimum distribution for other Distribution Calendar Years, including the required minimum distribution for the Distribution Calendar Year in which the Participant’s Required Beginning Date occurs, will be made on or before December 31 of that Distribution Calendar Year.

(B)	Life Expectancy. Life expectancy as computed by use of the Single Life Table in Treasury regulation § 1.401(a)(9)-9, or for periods before January 1, 2003, in accordance with the applicable guidance under Code § 401(a)(9) as indicated in Section 8.6(d)(iv) (applicable IRS regulations), notwithstanding any provision of the Plan to the contrary.

(C)	Participant’s Account Balance. The Account balance as of the last valuation date in the calendar year immediately preceding the Distribution Calendar Year (valuation calendar year) increased by the amount of any contributions made and allocated or forfeitures allocated to the Account balance as of dates in the valuation calendar year after the valuation date and decreased by distributions made in the valuation calendar year after the valuation date. The Participant’s Account Balance for the valuation calendar year includes any amounts rolled over or transferred to the Plan either in the valuation calendar year or in the Distribution Calendar Year if distributed or transferred in the valuation calendar year.

(D)	Required Beginning Date. The date specified in Section 8.6(d)(i) and (ii) of the Plan.

8.7	Direct Rollovers.

A Participant (or an alternate payee or Beneficiary) may elect to have any portion of a distribution from this Plan that is an Eligible Rollover Distribution paid directly to an Eligible Retirement Plan by submitting a request through the Participant Response System. Notwithstanding the foregoing, effective for distributions before August 1, 2007 the Plan will not permit direct rollovers on behalf of a Beneficiary unless the Beneficiary is the Participant’s Surviving Spouse.

8.8	Qualified Domestic Relations Orders.

The Plan Administrator shall establish reasonable procedures to determine the qualified status of a domestic relations order in accordance with the requirements of Code § 414(p) and ERISA § 206(d) (“qualified domestic relations order”).

(a)	Distributions.

(i)	An alternate payee under a qualified domestic relations order may receive a distribution from this Plan prior to the date the Participant to whom the order relates attains the earliest retirement age under the Plan, even if this precedes the Participant’s Separation from Service.

(ii)	An alternate payee will be eligible for periodic installments under Section 8.2 only to the extent the Participant would be eligible for such installment payments by separating from service and receiving a payout on the proposed distribution date selected by the alternate payee.

(iii)	For purposes of Section 8.6(d) (Code § 401(a)(9) provisions), an alternate payee’s separate interest in the Plan shall be distributed beginning not later than the Participant’s required beginning date and shall be paid out based on the life expectancy of the alternate payee.

(b)	Investment Elections. Under rules to be adopted by the Plan Administrator from time to time, amounts credited to an Account maintained on behalf of an alternate payee under a qualified domestic relations order shall be initially invested pursuant to the Participant’s Investment Election. Thereafter, the alternate payee may change such Investment Election by contacting the Participant Response System.

(c)	Cashout Distributions and Automatic Rollovers. Rules similar to the rules in Section 8.4 (Cashout Distributions and Automatic Rollovers) shall apply in the case of any alternate payee for whom the vested portion of the Participant’s Account does not exceed the small dollar cashout amount described in such Section, pursuant to rules established by the Plan Administrator for this purpose.

8.9	Beneficiary Designation.

(a)	A Participant may designate a Beneficiary to receive the value of his or her Account following the Participant’s death by following the specific procedures established by the Plan Administrator for this purpose. The Participant may change the designation by following the same procedures. Such a designation shall supersede any beneficiary designations previously filed by the Participant (or Beneficiary, if applicable).

(b)	Notwithstanding subsection (a) above, if a Participant dies leaving a Surviving Spouse before the complete distribution of his or her Account, the Participant’s Beneficiary shall be the Participant’s Surviving Spouse, unless such Surviving Spouse has consented to the designation of another Beneficiary in a writing that acknowledges the effect of such consent and that is witnessed by a notary public or Plan representative, or as otherwise provided by applicable law and permitted by the Plan Administrator. The Surviving Spouse’s consent shall not be required if:

(i)	The Plan Administrator is unable to locate the Participant’s Spouse;

(ii)	The Participant is legally separated or the spouse has abandoned the Participant and the Participant has a court order to that effect; or

(iii)	Other circumstances exist under which the Secretary of the Treasury will excuse the consent requirement.

If the Participant’s Spouse is legally incompetent to give consent, the Spouse’s legal guardian may give consent (even if the Participant is the legal guardian).

Consent by a Spouse, or establishment that a Spouse’s consent cannot be obtained, shall only be effective with respect to such individual Spouse.

(c)	Effective January 1, 1997, if a Participant does not have a Beneficiary or if the Beneficiary predeceases the Participant, then the Participant shall be deemed to have designated a Beneficiary or Beneficiaries in the following order of priority, and the Plan Administrator shall direct the Trustee to pay benefits under this Plan to such Beneficiary or Beneficiaries:

(i)	To the Participant’s surviving spouse;

(ii)	To the Participant’s surviving children in equal shares;

(iii)	To the Participant’s surviving parents in equal shares;

(iv)	To the Participant’s surviving siblings in equal shares;

(v)	To the Participant’s surviving nieces and nephews in equal shares; or

(vi)	To the Participant’s estate.

(d)	If the Beneficiary survives the Participant, but dies prior to the complete distribution of the Participant’s Account, the Plan Administrator shall direct the Trustee to pay the amounts remaining in the Participant’s Account to the Beneficiary’s estate (unless the Plan Administrator establishes written rules that allow a Beneficiary to name another Beneficiary, in which case amounts remaining in the Participant’s Account shall be paid to such Beneficiary if so designated through a Beneficiary Designation Form).

(e)	If the Plan Administrator, after reasonable inquiry, is unable within one year to determine whether or not any designated Beneficiary survived the event that entitled him or her to receive a distribution of any benefit under the Plan, the Plan Administrator shall conclusively presume that such Beneficiary died prior to the date he or she was entitled to a distribution.

(f)	If the Participant designates more than one Beneficiary (whether such individuals are primary Beneficiaries or contingent Beneficiaries), the following rules shall apply regarding distributions:

(i)	If the Participant has designated one or more primary Beneficiaries and one or more contingent Beneficiaries, no contingent Beneficiary shall be entitled to any portion of a distribution if the Participant is survived by any person designated as a primary Beneficiary.

(ii)

If the Participant has designated two primary Beneficiaries and only one of the primary Beneficiaries survives the Participant, the surviving primary Beneficiary shall be entitled to 100% of the Participant’s Account upon the death of the Participant, regardless of whether any contingent Beneficiaries have been designated.

(iii)	If the Participant designates three or more primary Beneficiaries, and any of the primary Beneficiaries predecease the Participant, then upon the death of the Participant:

(A)	In the case where the Beneficiary Designation Form used to designate the Beneficiaries states that the surviving primary Beneficiaries shall share equally in the portion of the Account that would have been allocated to the deceased primary Beneficiary, then the Beneficiary Designation Form shall govern, and

(B)	In all other cases, the deceased primary Beneficiary’s share of the Participant’s Account shall be allocated to the surviving primary Beneficiaries in a pro rata fashion based upon the allocations made to the surviving primary Beneficiaries. For example, if primary Beneficiaries A, B, and C have been allocated 60%, 20%, and 20% of the Participant’s Account, respectively, and C predeceases the Participant, then A and B shall be entitled to 75% and 25% of the Account, respectively.

If all primary Beneficiaries predecease the Participant and contingent Beneficiaries have been designated, then the rules in paragraphs (ii) and (iii) above shall apply with respect to allocating the Participant’s Account among the contingent Beneficiaries.

8.10	Incompetent or Lost Distributee.

(a)	If the Plan Administrator determines that a Participant or Beneficiary entitled to a distribution hereunder is unable to care for his or her affairs because of illness or accident or because he or she is a minor, then, unless a claim is made for the benefit by a duly appointed legal representative, the Plan Administrator may direct that such distribution be paid to such distributee’s spouse, child, parent or other blood relative, or to a person with whom such distributee resides. Any such payment, when made, shall be a complete discharge of the liabilities of the Plan therefore.

(b)

In the event that the Plan Administrator, after reasonable and diligent effort, cannot locate any person to whom a payment or distribution is due under the Plan, and no other distributee has become entitled to such distribution pursuant to any provision of the Plan, the Participant’s Account in respect of which such payment or distribution is to be made shall be forfeited six months after the date in which such payment or distribution first becomes due or such later date as the Plan Administrator prescribes (but in all events prior to the time such Account would otherwise escheat under any applicable State law); provided, however, that any

Account so forfeited shall be reinstated, in accordance with subsection (e) of this Section, if such person subsequently makes a valid claim for such benefit.

(c)	The Plan Administrator shall be deemed to have made a reasonable and diligent effort to locate a person if it has sent notification describing the relative values of the optional forms of benefit available under the Plan (including any right to defer such distribution) and the risk of forfeiture of such benefit, or a small dollar cashout distribution under Section 8.4, by certified or registered mail to the last known address of such person.

(d)	If a Participant or Beneficiary whose Account is forfeited pursuant to subsection (b) of this Section makes a valid claim for benefits, the Plan Administrator shall restore the Participant’s Account to the same dollar amount as the dollar amount forfeited, unadjusted for any gains or losses occurring subsequent to the date of the forfeiture. Such amounts shall be restored from the amount of forfeitures that the Employer would have otherwise allocated to Participants. To the extent the amount of available forfeitures is insufficient to enable the Plan Administrator to make the required restoration, the Employer must contribute, without regard to any requirement or condition of Articles XIII through XVI, the additional amount necessary to enable the Plan Administrator to make the required restoration.

(e)	Accounts restored under this Section 8.10 shall be distributed no later than 60 days after the close of the Plan Year in which the Account is restored (provided the Participant is not employed by the Company’s Controlled Group at such time).

ARTICLE IX – INVESTMENT OF THE TRUST

9.1	Trust Agreement.

The assets of the Plan shall be held in the Trust by one or more Trustees selected by the Company and pursuant to the terms of a Trust Agreement. The Trust Agreement shall provide that:

(a)	Subject to Participants’ Investment Elections and the terms of the Plan, the assets of the Trust shall be invested and reinvested in such investments as either the Trustee or investment managers appointed by the Plan Administrator deem advisable from time to time; and

(b)	The Plan Administrator has concurrent authority, exercisable at its sole discretion, to direct the Trustee as to the sale or purchase of particular assets.

9.2	Appointment of Investment Managers.

The Plan Administrator shall have authority to appoint investment managers to manage all or a portion of the Trust. Any investment manager appointed by the Plan Administrator shall be:

(a)	An investment adviser under the Investment Advisers Act of 1940;

(b)	A bank as defined in the Investment Advisors Act of 1940; or

(c)	An insurance company qualified to perform investment management services under the laws of more than one State, and must acknowledge in writing that it is a fiduciary with respect to the Plan.

9.3	Investment Manager Powers.

Subject to the Investment Elections made by Participants and to the terms of the Plan and the investment management agreement, an investment manager shall have the power to invest and reinvest the Trust assets (including the authority to acquire and dispose of Plan assets) for which it has been given discretionary authority, as it deems advisable.

9.4	Power to Direct Investments.

The Company retains no authority or responsibility over the management, acquisition or disposition of Plan assets except with respect to the Company’s power to select, retain and replace Trustees.

9.5	Exclusive Benefit Rule.

Except as otherwise provided in the Plan, no part of the corpus or income of the funds of the Plan shall be used for, or diverted to, purposes other than for the exclusive benefit of Participants and other persons entitled to benefits under the Plan. No person shall have any interest in or right to any part of the assets held under the Plan, or any right in, or to, any part of the assets held under the Plan, except to the extent expressly provided by the Plan.

ARTICLE X – PLAN ADMINISTRATION

10.1	Allocation of Responsibility Among Fiduciaries for Plan and Trust Administration.

The Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under this Plan or the Trust Agreement.

(a)	Plan Administrator. The Plan Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in this Plan and the Trust Agreement, except where an agent is appointed to perform administrative duties as specifically agreed to by the Plan Administrator and the agent.

(b)	Trustee. Subject to Article IX, the Trustee shall have the sole responsibility for the administration of the Trust and the management of the assets held under the Trust as specifically provided in the Trust Agreement. The Trustee shall be relieved of its responsibility for the management of assets held under the Trust in the following situations:

(i)	In the case of the Williams-Sonoma, Inc. Stock Fund (see Section 4.4);

(ii)	In the case of those assets for which an investment manager has been appointed pursuant to Sections 9.2 (Appointment of Investment Managers) and 9.3 (Investment Manager Powers); and

(iii)	To the extent provided in the Trust Agreement.

(c)	Each Fiduciary warrants that any direction given, information furnished, or action taken by it shall be in accordance with the provisions of the Plan or the Trust Agreement, as the case may be, authorizing or providing for such direction, information or action. Furthermore, each Fiduciary may rely upon any direction, information or action of another Fiduciary as being proper under this Plan or the Trust, and is not required under this Plan or the Trust Agreement to inquire into the propriety of any direction, information or action. It is intended under this Plan and the Trust Agreement that each Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under this Plan and the Trust Agreement and shall not be responsible for any act or failure to act of another Fiduciary. No Fiduciary guarantees the Trust in any manner against investment loss or depreciation in asset value.

10.2	Administration.

The Plan shall be administered by the Plan Administrator which may appoint or employ individuals to assist in the administration of the Plan and which may appoint or employ any other agents it deems advisable, including legal counsel, actuaries and auditors to serve at the Plan Administrator’s direction. All usual and reasonable expenses of maintaining, operating and administering the Plan and the Trust, including the expenses of the Plan Administrator and the Trustee (and their agents), shall be paid from the Trust (whether directly or by reimbursement to the Company or the Employer), except to the extent the Company or the Employer pays such expenses and a final decision is made not to request reimbursement from the Trust, as determined by the Plan Administrator.

10.3	Claims Procedure.

(a)	Discretionary Authority. The Plan Administrator, or a party designated by the Plan Administrator, shall have the exclusive discretionary authority to construe and to interpret the Plan, to decide all questions of eligibility for benefits and to determine the amount of such benefits, and its decisions on such matters are final and conclusive. As a result, benefits under this Plan will be paid only if the Plan Administrator decides in its discretion that the Participant (or other claimant) is entitled to them. The Plan Administrator’s discretionary authority is intended to be absolute, and in any case where the extent of this discretion is in question, the Plan Administrator is to be accorded the maximum discretion possible. Any exercise of this discretionary authority shall be reviewed by a court under the arbitrary and capricious standard (i.e., the abuse of discretion standard).

(b)	General Claims Procedures. If, pursuant to the discretionary authority provided for above, an assertion of any right to a benefit by or on behalf of a Participant or Beneficiary is wholly or partially denied, the Plan Administrator, or a party designated by the Plan Administrator, will provide such claimant the claims review process described in this subsection. The Plan Administrator has the discretionary right to modify the claims process described in this Section in any manner so long as the claims review process, as modified, includes the steps described below:

(i)	Within a 90-day response period following the receipt of the claim by the Plan Administrator, the Plan Administrator will provide a comprehensible notice setting forth:

(A)	The specific reason or reasons for the denial;

(B)	Specific reference to pertinent Plan provisions on which the denial is based;

(C)	A description of any additional material or information necessary for the claimant to submit to perfect the claim and an explanation of why such material or information is necessary; and

(D)	A description of the claims review process (including the time limits applicable to such process and a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review).

If the Plan Administrator determines that special circumstances require an extension of time for processing the claim, it may extend the response period from 90 to 180 days. If this occurs, the Plan Administrator will notify the claimant before the end of the initial 90-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.

(ii)	If the claim is denied in whole or in part, further review of a claim is available upon request by the claimant to the Plan Administrator made in writing or such other form as is acceptable to the Plan Administrator within 60 days after the claimant receives the denial of the claim. Upon review, the Plan Administrator shall provide the claimant a full and fair review of the claim, including the opportunity to submit to the Plan Administrator comments, documents, records and other information relevant to the claim and the Plan Administrator’s review shall take into account such comments, documents, records and information regardless of whether it was submitted or considered at the initial determination.

(iii)	The rules in (A) below shall apply if the Plan Administrator is a committee that holds regularly scheduled meetings at least quarterly. The rules in (B) below shall apply in all other cases.

(A)	If the Plan Administrator is a committee that holds regularly scheduled meetings at least quarterly, the decision on review shall be made by the Plan Administrator at its next regularly scheduled meeting after the appeal is received. However, if the Plan Administrator receives the appeal within 30 days preceding its next regularly scheduled meeting, the Plan Administrator will make the benefit determination on appeal by its second regularly scheduled meeting after the appeal is received (or if circumstances require additional time, then by its third regularly scheduled meeting, in which case the Plan Administrator will send the claimant a written notice before the beginning of the extension informing the claimant of the special circumstances requiring the extension of time and the date as of which the benefit determination will be made). The Plan Administrator will notify the claimant of the benefit determination as soon as possible, but not later than 5 days after the benefit determination is made.

(B)

If the Plan Administrator is not a committee that holds regularly scheduled meetings at least quarterly, the decision on review shall be made within 60 days after receipt of the request for review by the Plan Administrator, unless circumstances warrant an extension of time not to exceed an additional 60 days. If this occurs, notice of the extension will be furnished to the claimant before the end of the initial 60-day period, indicating the special circumstances requiring the extension and the date by which the Plan Administrator expects to make the final decision.

(iv)	The final decision will be prepared in a manner calculated to be understood by the claimant, and will include the specific reasons for the decision with references to the specific Plan provisions on which the decision is based.

(v)	Any notice or other notification that is required to be sent to a claimant under this section may be sent pursuant to any method approved under Department of Labor Regulation § 2520.104b-1 or other applicable guidance.

(c)	Procedure for Disability Claims Filed on or after January 1, 2002. For claims filed on or after January 1, 2002 involving Disability due to alcohol, drugs, or other substance abuse, the following special rules apply:

(i)	The Claims Coordinator will generally make a decision on the claim no later than 45 days from the date the claim is received. Under special circumstances, the Claims Coordinator may determine that additional time is necessary to make a decision on the claim. If this is the case, the Claims Coordinator will provide the claimant a written notice before the last day of the initial 45-day period. The notice will inform the claimant of the special circumstances requiring an extension of time and the date the Claims Coordinator expects to make a decision, generally not later than 75 days from the date the claim is received. The Claims Coordinator may decide that even additional time is necessary to make a decision on the claim. If this is the case, the Claims Coordinator will send the claimant a written notice before the last day of the extended period informing the claimant of the special circumstances requiring the additional extension of time and the date the Claims Coordinator expects to make a decision (generally not more than an additional 30 days). In no event will the Claims Coordinator make a decision on the claim later than 105 days from the date the claim is received. If the Claims Coordinator requires an extension of time to make a decision on the claim due to the claimant’s failure to summit information necessary to decide the claim, the time period for making a decision on the claim is tolled from the date the notice requesting additional information is sent to the claimant until the date the claimant responds to that request.

(ii)	If the claimant’s claim is denied, the notice denying the claim may contain additional information than that listed above.

(iii)

If the claimant appeals a denial of the claim, the claimant must file the appeal with the Plan Administrator within 180 days from the date the notice denying the claim is sent to the claimant. If the claimant does not take that action, the claimant loses the right to appeal the Claim’s

Coordinator’s denial of the claim. The Plan Administrator will issue a decision on the appeal no later than 45 days from the date the appeal is received, unless special circumstances require an extension of time. If an extension of time is required, the Plan Administrator will provide the claimant with written notice prior to the end of the 45-day period and the Plan Administrator will issue a decision on the appeal no later than 90 days from the date the appeal is received. If the Plan Administrator requires an extension of time to make a decision on an appeal due to the claimant’s failure to submit information necessary to decide the appeal, the time period for making a decision on the appeal is tolled from the date the notice requesting additional information is sent to the claimant until the date the claimant submits the necessary information to the Plan Administrator.

(iv)	If the Plan Administrator denies the appeal, the notice may contain additional information as well as the following statement: “You and the Plan may have other alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(d)	Procedures for Claims Filed Before January 1, 2002. For claims filed before January 1, 2002, the procedures for filing claims with the Plan shall be as described in subsection (b) above, except that the following special rules shall apply:

(i)	The written notice sent to the claimant shall not be required to include a statement of the claimant’s right to bring a civil action under ERISA following a further denial on review.

(ii)	If a written notice is not sent by the Plan Administrator within the applicable 90- or 60-day period (or 180- or 120-day period, if extended) denying a claim, the claim will be considered to be deemed denied at the end of such period.

(iii)	Upon further review of a claim initially denied, the Plan Administrator is not required to consider comments, documents, records or other information submitted by the claimant in support of the claimant’s claim, if such comments, documents, records or other information was not submitted or considered at the initial determination of the claim.

(e)	Review in Court. Any claim referenced in this Section that is reviewed by a court, arbitrator, or any other tribunal shall be reviewed solely on the basis of the record before the Plan Administrator. In addition, any such review shall be conditioned on the claimants having fully exhausted all rights under this Section.

(f)	Limitation on Actions. Effective for claims and actions filed on or after January 1, 2004, any claim filed under Article VIII and any action filed in state or federal court by or on behalf of a Participant or a Beneficiary for the alleged wrongful denial of Plan benefits or for the alleged interference with ERISA-protected rights must be brought within two years of the date the Participant’s or Beneficiary’s cause of action first accrues. For purposes of this subsection, a cause of action with respect to a Participant’s benefits under the Plan shall be deemed to accrue when the Participant has received the calculation of the benefits that are the subject of the claim or legal action, except that in the case of such an action in state or federal court, the Participant must also have reached the earlier of: (i) his or her annuity starting date, or (ii) a date identified to the Participant by the Plan Administrator on which payments shall commence. For purposes of this subsection, a cause of action with respect to the alleged interference with ERISA-protected rights shall be deemed to accrue when the claimant has actual or constructive knowledge of the acts that are alleged to interfere with ERISA-protected rights. Failure to bring any such claim or cause of action within this two-year time frame shall preclude a Participant or Beneficiary, or any representative of the Participant or Beneficiary, from filing the claim or cause of action. Correspondence or other communications following the mandatory appeals process described in Section 10.3(b) or (c) shall have no effect on this two-year time frame.

10.4	Records and Reports.

The Plan Administrator shall exercise such authority and responsibility as it deems appropriate in order to comply with ERISA and government regulations issued thereunder relating to records of Participants’ service and benefits, notifications to Participants; reports to, or registration with, the Internal Revenue Service; reports to the Department of Labor; and such other documents and reports as may be required by ERISA.

10.5	Administrative Powers and Duties.

The Plan Administrator shall have such powers and duties as may be necessary or desirable to discharge its functions hereunder, including:

(a)	To exercise its discretionary authority to construe and interpret the Plan, decide all questions of eligibility and determine the amount, manner and time of payment of any benefits hereunder;

(b)	To prescribe procedures to be followed by Participants or Beneficiaries filing applications for benefits;

(c)	To prepare and distribute, in such manner as the Plan Administrator determines to be appropriate, information explaining the Plan;

(d)	To receive from Associates and agents and from Participants such information as shall be necessary for the proper administration of the Plan;

(e)	To receive, review and keep on file (as it deems convenient or proper) reports of the financial condition, and of the receipts and disbursements, of the Trust from the Trustee;

(f)	To appoint or employ individuals or other parties to assist in the administration of the Plan and any other agents it deems advisable, including accountants, actuaries and legal counsel (which may be legal counsel for the Company); and

(g)	To delegate to other persons or entities, or to designate or employ persons to carry out any of the Plan Administrator’s fiduciary duties or responsibilities or other functions under the Plan.

10.6	Rules and Decisions.

The Plan Administrator may adopt such rules and procedures as it deems necessary, desirable, or appropriate. To the extent practicable and as of any time, all rules and decisions of the Plan Administrator shall be uniformly and consistently applied to Participants in the same circumstances. When making a determination or calculation, the Plan Administrator shall be entitled to rely upon information furnished by a Participant or beneficiary, the legal counsel of the Plan Administrator, or the Trustee.

10.7	Procedures.

The Plan Administrator shall keep all necessary records and forward all necessary communications to the Trustee. The Plan Administrator may adopt such regulations as it deems desirable for the administration of the Plan.

10.8	Authorization of Benefit Distributions.

The Plan Administrator shall issue directions to the Trustee concerning all benefits which are to be paid from the Trust pursuant to the provisions of the Plan, and shall warrant that all such directions are in accordance with this Plan.

10.9	Application and Forms for Distributions.

The Plan Administrator may require a Participant to complete and file with the Plan Administrator an application for a distribution and all other forms (or other methods for receiving information) approved by the Plan Administrator, and to furnish all pertinent information requested by the Plan Administrator. The Plan Administrator may rely upon all such information so furnished it, including the Participant’s current mailing address, age and marital status.

10.10	Certain Operational Mistakes.

Notwithstanding anything to the contrary herein contained, if the Plan Administrator discovers that a mistake has been made in crediting Employer contributions or earnings to the Account of any Participant, the Plan Administrator may consult with the Employer to determine if the Employer will take remedial action and may take any other administrative action that it deems necessary or appropriate to remedy such mistake.

ARTICLE XI – AMENDMENT AND TERMINATION

11.1	Amendment of the Plan.

The Company shall have the right in its discretion at any time by instrument in writing, duly executed, to modify, alter or amend this Plan in whole or in part. However, except as permissible under the Code and ERISA, no amendment shall:

(a)	Reduce the amounts in any Participant’s Account because of forfeiture or reduce the vested right or interest to which any Participant or Beneficiary is then entitled under this Plan;

(b)	Eliminate an optional form of benefit with respect to a Participant’s Account as of the date of the amendment;

(c)	Cause or authorize any part of the Trust to revert or be refunded to the Employer, or

(d)	Cause any assets of the Trust to be used for, or diverted to, purposes other than for the exclusive benefit of Participants and their Beneficiaries (other than such part as is required to pay taxes and expenses of administration).

Notwithstanding any other provision of the Plan, the Company may make any amendment, with or without retroactive effect, that: (i) the Company determines necessary or desirable to comply with ERISA, the Code and other applicable laws and regulation, including securing the full deduction for tax purposes of the Employer contributions made hereunder, or (ii) is required by the Internal Revenue Service as a pre-condition to the issuance of a favorable determination that the Plan continues to be a qualified plan within the meaning of Code section 401(a). A participating Employer shall not have the right to amend the Plan. Notwithstanding any provision herein to the contrary, the Company may by such amendment decrease or otherwise affect the rights of Participants hereunder if, and to the extent, necessary to accomplish such purpose.

11.2	Right to Terminate the Plan or Discontinue Contributions.

The Company reserves the right to terminate the Plan, in whole or in part, or completely discontinue contributions under the Plan for any reason, at any time. Action taken by the Company to terminate the Plan or discontinue contributions shall be in writing and shall be effective as of the date set forth in such writing.

11.3	Effect of Termination or Discontinuance of Contributions.

As of the date of a complete termination of the Plan or the complete discontinuance of contributions to the Plan, each Participant who is then an Associate shall become 100% vested in his or her Account. Upon termination, all Accounts shall be distributed to or for the benefit of the Participant or continued in trust for his or her benefit, as the Plan

Administrator shall direct. After distribution of all Accounts under the Plan, any amounts remaining in the suspense account established under Section 15.2(b) shall revert to the Employer, as permitted by the Code.

11.4	Effect of a Partial Termination.

As of the date of a partial termination, each affected Participant who is then an Associate shall become 100% vested in his or her Account and the Accounts of Participants affected by the partial termination shall be distributed to or for the benefit of such Participants or continued in trust for their benefit, as the Plan Administrator shall direct.

11.5	Plan Merger.

The Company may not merge or consolidate the Plan with, or transfer any assets or liabilities to, any other plan, unless each Participant would (if the Plan then terminated) receive a benefit immediately after the merger, consolidation or transfer, which is equal to or greater than the benefit he or she would have been entitled to receive immediately before the merger, consolidation or transfer if the Plan had then terminated.

11.6	Additional Participating Employers.

With the consent of the Plan Sponsor, any other corporation may become a participating Employer under the Plan for the benefit of its Eligible Associates, with such changes and variations in Plan terms as the Plan Sponsor approves. Any such inclusion shall be contingent upon the Internal Revenue Service not making a determination that it adversely affects the qualified status of the Plan and Trust. A corporation that becomes a participating Employer under the Plan shall compile and submit all information required by the Plan Sponsor with reference to its Eligible Associates.

11.7	Withdrawal of a Participating Employer.

A participating Employer may withdraw from the Plan upon six month’s prior written notice to the Plan Administrator (unless the Plan Administrator approves a shorter notice period). If a participating Employer discontinues or suspends contributions to the Plan upon behalf of its Associates or if a participating Employer shall become insolvent or bankrupt, or be dissolved, such participating Employer shall be deemed to have withdrawn from the Plan (unless otherwise provided by the Plan Sponsor). If a participating Employer ceases to be a member of the Company’s Controlled Group, such participating Employer shall only continue to be a participating Employer to the extent expressly permitted by the Plan Sponsor.

ARTICLE XII – MISCELLANEOUS PROVISIONS

12.1	Action by the Company.

Any action by the Company, including any amendment authorized to be made under Section 11.1, shall be made in accordance with procedures authorized by the Board from time to time. In addition, any person or persons authorized by the Board may take action on behalf of the Company. Any action taken by any such person or persons shall be effective provided it is executed in accordance with the authorization of the Board.

12.2	No Right to Be Retained in Employment.

Nothing contained in this Plan shall give any Participant or Associate the right to be retained in the employment of the Employer or affect the right of any Employer to dismiss any Participant or Associate.

12.3	Rights to Trust Assets.

No Associate shall have any right to, or interest in, any assets of the Trust Fund upon termination of his employment or otherwise, except as provided from time to time under this Plan, and then only to the extent of the benefits payable under the Plan to such Associate out of the assets of the Trust Fund.

12.4	Non-Alienation of Benefits.

(a)	In General. Except as provided in subsections (b) and (c) below, and to the extent permitted by law, the right of any Participant or Beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to anticipation, assignment, alienation, attachment, sale, transfer, pledge, encumbrance, charge, garnishment, execution, levy or other legal, equitable, or other process of any kind, either voluntary or involuntary, and any attempt to anticipate, assign, alienate, attach, sell, transfer, pledge, encumber, charge, garnish, execute, levy or otherwise dispose of any right to a benefit or payment hereunder shall be void. The Trust shall not in any manner be liable for, or subject to, the debts, contracts, liabilities, engagements or torts of any person entitled to benefits hereunder.

(b)	Qualified Domestic Relations Orders. Notwithstanding subsection (a) above, payment of Plan benefits shall be made in accordance with a “qualified domestic relations order” under Section 8.8. Neither the Plan, the Company, an Employer, the Plan Administrator nor the Trustee shall be liable in any manner to any person, including any Participant or Beneficiary, for complying with a domestic relations order that is considered a qualified domestic relations order.

(c)	Crimes and Fiduciary Violations. The nonalienation provisions set forth in subsection (a) above shall not apply to any offset of a Participant’s benefits under the Plan against an amount that the Participant is ordered or required to pay to the Plan if such order or requirement to pay:

(i)	Arises under either (A) the Participant’s conviction of a crime involving the Plan; (B) a civil judgment, consent order or decree entered by a court in an action for violation of the fiduciary responsibility provisions of ERISA; or (C) a settlement agreement between the Secretary of Labor (or the PBGC) and the Participant in connection with a violation (or alleged violation) of the fiduciary responsibility provisions of ERISA by a fiduciary or any other person;

(ii)	Provides expressly for the offset of all or part of the amount ordered or required to be paid to the Plan against the Participant’s benefits provided under the Plan; and

(iii)	Meets the requirements set forth in Code § 401(a)(13)(c)(iii), in the event the Participant has a spouse at the time at which the offset is to be made.

12.5	Requirement to Provide Information to Plan Administrator.

Prior to the time any amount shall be distributed under the Plan, a Participant or other person entitled to benefits must file with the Plan Administrator such information as the Plan Administrator shall require to establish his or her rights and benefits under the Plan

12.6	Source of Benefit Payments.

Benefits provided under the Plan shall be paid or provided for solely from the Trust, and neither the Company, the Board, an Employer, the Plan Administrator, the Trustee, or any investment manager shall assume any liability therefore. To confirm the acquiescence of a Participant, his or her legal representative or Beneficiary that such parties do not and have not assumed any liability, the Trustee, the Company, the Board, an Employer and the Plan Administrator (or any one or more of them) may require the Participant (or such Participant’s legal representative or Beneficiary), as a condition precedent to payment of amounts from the Plan, to execute a receipt and release therefor in such form as they shall determine.

12.7	Indemnification.

Unless the Board shall determine otherwise, the Company shall indemnify, to the full extent permitted by law, any employee of the Company acting in good faith within the scope of his or her employment in carrying out the administration of the Plan.

12.8	Construction.

The terms of this Plan shall be construed in accordance with this Section.

(a)	References: Singular references may include the plural, and plural references may include the singular, unless the context clearly indicates to the contrary.

(b)	Compounds of the Word “Here”: The words “herein”, “hereof”, “hereunder” and other similar compounds of the word “here” shall mean and refer to the entire Plan, not to any particular provision or section.

(c)	Examples: Whenever an example is provided or the text uses the term “including” followed by a specific item or items, or there is a passage having similar effect, such passages of the Plan shall be construed as if the phrase “without limitation” followed such example or term (or otherwise applied to such passage in a manner that avoids limits on its breadth of application).

(d)	Effect of Specific References: Specific references in the Plan to the Plan Administrator’s discretion shall create no inference that the Plan Administrator’s discretion in any other respect, or in connection with any other provisions, is less complete or broad.

(e)	Subdivisions of the Plan Document: This Plan document is divided and subdivided using the following progression: articles, sections, subsections, paragraphs and subparagraphs. Articles are designated by capital roman numerals. Sections are designated by Arabic numerals containing a decimal point. Subsections are designated by lower-case letters in parentheses. Paragraphs are designated by lower-case roman numerals. Subparagraphs are designated by upper-case letters in parentheses. Any reference in a section to a subsection (with no accompanying section reference) shall be read as a reference to the subsection with the specified designation contained in that same section. A similar reading shall apply with respect to paragraph references within a subsection and subparagraph references within a paragraph.

(f)	Invalid Provisions: If any provision of this Plan is, or is hereafter declared to be void, voidable, invalid or otherwise unlawful, the remainder of the Plan shall not be affected thereby.

(g)	Interpreting Article XI: In all circumstances, the provisions of Article XI shall be interpreted in the manner which imposes the least limitation on the Company’s claimed right of amendment. In this regard, it is specifically intended that any ambiguities in the Plan are to be resolved in the manner which minimizes the limitation on any right of amendment that is claimed directly or indirectly against one or more Associates or Participants. Notwithstanding any other provision of the Plan, it is expressly permissible for the Company to clarify the terms of this document, even retroactively, by an amendment accomplishing a good faith correction of any typographical error or inadvertent ambiguity or scrivener’s error.

12.9	Governing Law.

The Plan is intended to qualify under Code §§ 401(a) and 401(k) and to comply with ERISA and shall be construed and interpreted in a manner consistent with the requirements of these laws. The Plan and the rights of all persons under the Plan shall be further construed and administered in accordance with the laws of the State of California, in the event that ERISA does not preempt state law in a particular circumstance.

ARTICLE XIII – DOLLAR LIMITATION ON PRE-TAX CONTRIBUTIONS

13.1	Treatment of Excess Deferrals.

(a)	Mid-Year Change in Pre-tax Contribution Level. If, during the Plan Year, the Plan Administrator determines that continued contribution of Pre-tax Contributions for the Plan Year on behalf of an Associate would exceed the annual dollar limitation in Section 3.2(b), the Employer shall not make any additional Pre-tax Contributions with respect to such Associate for the remainder of that Plan Year.

(b)	Distribution of Excess Deferrals: If the Plan Administrator determines that Excess Deferrals have been made on behalf of an Associate for a Plan Year (that is, that the Pre-tax Contributions made on behalf of an Associate exceed the annual dollar limitation in Section 3.2(b)), the Plan Administrator shall distribute the amount of such Excess Deferrals, adjusted for allocable income and losses as provided in subsection (d) below, no later than the April 15th following the Plan Year in which such Excess Deferrals were made. If the amount of such Excess Deferrals are not distributed within the time period provided in the prior sentence, the amount of the Excess Deferrals shall be treated as Annual Additions under Section 15.1(a).

(c)	Excess Contributions: The Plan Administrator shall reduce the amount of Excess Deferrals for a Plan Year distributable to the Associate by the amount of Excess Contributions if any, previously distributed to the Associate with respect to the Plan Year for which such Excess Deferrals and Excess Contributions were made.

(d)	Income and Loss for the Plan Year: Excess Deferrals shall be adjusted for any income or loss for the taxable year to which they relate, using either the method in Treasury Regulation § 1.402(g)-1(e)(5)(iii) or any other reasonable method for computing the income or loss allocable to Excess Deferrals; provided such other reasonable method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts.

(e)	Income and Loss for the Gap Period: Income or loss allocable to the period between the end of the taxable year and the date of distribution shall be:

(i)

2006 and Later. Taken into account in determining income or loss, effective with respect to distributions that relate to Plan Years on and after January 1, 2006. For this purpose, income or loss shall be equal to 10 percent of the income allocable to Excess Deferrals for the Plan Year under (d) above, multiplied by the number of calendar months that have elapsed since the end of the Plan Year (treating a corrective distribution that is made on or before the 15th day of a month as made on the last day of the preceding month, and a distribution made thereafter as made on the last day of the month), except to the extent applicable statutory or regulatory guidance permits disregarding such income or loss, and

(ii)	Pre-2006. Disregarded in determining income or loss, effective with respect to distributions that relate to Plan Years before 2006.

13.2	Coordination With Other Arrangements In Which Earnings are Deferred.

If an Associate participates in another plan under which he or she makes elective deferrals pursuant to a Code § 401(k) arrangement, salary reduction contributions to a tax-sheltered annuity or elective deferrals under a simplified employee pension, he or she may submit a request to the Plan Administrator through the Participant Response System for Excess Deferrals made to this Plan with respect to the calendar year that result from the elective deferrals to the other plan. Any such claim must be submitted by the Associate no later than the March 1st following the close of the particular calendar year in which such elective deferrals were made and must specify the amount of the Associate’s Pre-tax Contributions under this Plan which are Excess Deferrals. If the Plan Administrator receives a timely claim, it shall distribute the Excess Deferrals the Associate has assigned to this Plan (as adjusted for allocable income or loss), in accordance with Section 13.1.

ARTICLE XIV – NONDISCRIMINATION RULES: ADP AND ACP TESTS

This Article sets forth the Actual Deferral Percentage (ADP) Test and Actual Contribution Percentage (ACP) Test rules applicable to this Plan.

14.1	Definitions Applicable to the Nondiscrimination Rules.

For purposes of this Article XIV, the following terms when capitalized and used in this Article XIV shall have the meaning ascribed to them in this Section 14.1.

(a)	“Actual Contribution Percentage” means the ratio (expressed as a percentage), of the Matching Contributions made on behalf of an Eligible Associate for the Plan Year to the Eligible Associate’s Compensation for the Plan Year.

(b)	“Actual Deferral Percentage” means the ratio (expressed as a percentage) of Pre-tax Contributions made on behalf of an Eligible Associate for the Plan Year to the Eligible Associate’s Compensation for the Plan Year. A Non-highly Compensated Employee’s Actual Deferral Percentage does not include elective deferrals made to this Plan or to any other Plan maintained by the Employer, to the extent such Pre-tax Contributions exceed the limitation on Pre-tax Contributions set forth in Section 3.2(b) (annual limitation on Pre-tax Contributions); however, a IRS Highly Compensated Employee’s Actual Deferral Percentage does include any such elective deferrals.

(c)	“Average Actual Deferral Percentage” means, for any group of Eligible Associates who are Participants or eligible to be Participants, the average (expressed as a percentage) of the Actual Deferral Percentages for each of the Eligible Associates in that group, including those for whom no Pre-tax Contributions were made. If the Plan Administrator elects to: (i) calculate the Average Actual Deferral Percentage for Associates who have not met the minimum age and service requirements of Code § 410(a)(1)(A) separately for coverage pursuant to Code § 410(b)(4)(B), and (ii) exclude from the Average Actual Deferral Percentage calculation all Non-highly Compensated Employees who have not met such minimum age and service requirements pursuant to Code § 401(k)(3)(F), the Plan is not required to use the same method for crediting service (e.g., elapsed time or actual counting of hours) for both of these tests.

(d)	“Average Actual Contribution Percentage” means, for any group of Eligible Associates who are Participants or eligible to be Participants, the average (expressed as a percentage) of the Actual Contribution Percentages for each of the Eligible Associates in that group, including those for whom no Matching Contributions were made.

(e)	“Excess Aggregate Contributions” means the amount of Matching Contributions made on behalf of a IRS Highly Compensated Employee in excess of the Actual Contribution Percentage Test limits set forth in Section 14.7.

(f)	“QNECs” means contributions made by the Employer to the Plan: (a) in which a Participant is 100% vested as of the date they are allocated, (b) which may not be distributed to a Participant except on account of the Participant’s Retirement, death, Disability or Separation from Service, (c) are not Pre-Tax Contributions, and (d) which the Employer chooses to treat as Pre-tax Contributions in accordance with Section 14.6 (except that they are not available for distribution on account of hardship under Section 6.2). “QNEC” is an acronym for “qualified nonelective contributions” under Code §401(k).

14.2	Actual Deferral Percentage Test.

(a)	With respect to each Plan Year, the Average Actual Deferral Percentage for Eligible Associates who are Participants or eligible to be Participants must satisfy one of the following tests (i.e., current year testing is used):

(i)	The Average Actual Deferral Percentage for the Plan Year for IRS Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the Plan Year being tested for Non-highly Compensated Employees who are Participants or eligible to be Participants for the preceding Plan Year multiplied by 1.25; or

(ii)	The Average Actual Deferral Percentage for the Plan Year for IRS Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Deferral Percentage for the Plan Year being tested for Non-highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year being tested multiplied by two; provided that the Average Actual Deferral Percentage for such IRS Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for such Non-highly Compensated Employees by more than two percentage points.

(b)	The Plan Administrator may elect to calculate the Average Actual Deferral Percentage in subsection (a) pursuant to Code § 401(k)(3)(F) by excluding the Non-highly Compensated Employees who have not met the minimum age and service requirements of Code § 410(a)(1)(A).

(c)

The portion of the Plan that covers collectively bargained Associates shall be tested separately under subsection (a) from the portion of the Plan that covers other Associates, except that the Plan Administrator may elect to test collectively bargained Associates: (i) separately by each collective bargaining unit, (ii) by aggregating collective bargaining units into two or more groups, on a basis that is reasonable and reasonably consistent from Plan Year to Plan Year, or (iii) by a combination of these methods.

Notwithstanding the above, the Employer may elect to use the Average Actual Deferral Percentage for Non-highly Compensated Employees for the preceding Plan Year rather than the Plan Year being tested to the extent permitted under applicable Treasury Regulations (see, e.g., Treasury Regulation § 1.401(k)-2(a)(2)(ii)).

14.3	More Than One Employer-Sponsored Plan Subject to the ADP Test.

For purposes of this Article XIV, the Actual Deferral Percentage for any IRS Highly Compensated Employee who is a Participant under two or more arrangements described in Code § 401(k) sponsored by any employer within the Company’s Controlled Group shall be determined as if all such arrangements (other than arrangements that may not be aggregated under applicable regulations) were one Code § 401(k) arrangement. If the Code § 401(k) arrangements in which the IRS Highly Compensated Employee participates have different plan years, the aggregate Actual Deferral Percentage shall be determined by counting the deferrals made to such arrangements in the plan years ending in the same calendar year.

14.4	Recharacterization of Pre-tax Contributions.

If Excess Contributions have been made on behalf of a IRS Highly Compensated Employee for the Plan Year, the Plan Administrator may recharacterize the Excess Contributions as after-tax contributions (or voluntary contributions under another qualified plan if such plan has the same plan year), provided such recharacterization occurs within 2 1/2 months of the Plan Year being tested. All such recharacterized Excess Contributions shall be subject to the same requirements and limitations that apply to Pre-tax Contributions hereunder, in accordance with the rules set forth in Treasury Regulation § 1.401(k)-1(f)(3)(ii), including all distribution limitations, vesting requirements, funding requirements, contribution limitations and top heavy rules. The Plan Administrator may not include Pre-tax Contributions (or other elective deferrals) in the Actual Contribution Percentage test, unless the Plan which includes the Pre-tax Contributions (or other elective deferrals) satisfies the Actual Deferral Percentage test both with and without the recharacterized Excess Deferrals included in the Actual Contribution Percentage test.

14.5	Treatment of Excess Contributions.

(a)

Excess Contributions (adjusted for allocable income or loss) which are not recharacterized in accordance with Section 14.4 shall be distributed to the appropriate IRS Highly Compensated Employee no later than 12 months after the close of the Plan Year in which such Excess Contribution arose. To the extent deemed administratively possible and otherwise advisable by the Plan Administrator, Excess Contributions shall be distributed within 2 1/2 months after the close of the Plan Year in which such Excess Contributions arose, so as to avoid the imposition of an excise tax.

(b)	Income and Loss. Excess Contributions shall be adjusted for any income or loss for the taxable year to which they relate, using either the method in Treasury Regulation § 1.401(k)-1(f)(4)(ii)(C) or any other reasonable method for computing the income or loss allocable to Excess Contributions; provided such other reasonable method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts.

(i)	Gap Period. Income and Loss for the Gap Period: Income or loss allocable to the period between the end of the taxable year and the date of distribution shall be:

(I)	Post-2007. Disregarded in determining income or loss, effective with respect to distributions that relate to Plan Years after 2007.

(II)	2006 and 2007. Taken into account in determining income or loss, effective with respect to distributions that relate to Plan Years on and after January 1, 2006. For this purpose, income or loss shall be equal to 10 percent of the income allocable to Excess Contributions for the Plan Year under this subsection, multiplied by the number of calendar months that have elapsed since the end of the Plan Year (treating a corrective distribution that is made on or before the 15th day of a month as made on the last day of the preceding month, and a distribution made thereafter as made on the last day of the month), except to the extent applicable statutory or regulatory guidance permits disregarding such income or loss, and

(III)	Pre-2006. Disregarded in determining income or loss, effective with respect to distributions that relate to Plan Years before 2006.

(c)	In calculating the amount of Excess Contributions to be distributed, such amount shall be determined by calculating the amount of Pre-tax Contributions that would have to be distributed in order for the Plan to pass the Actual Deferral Percentage test if, hypothetically, Pre-tax Contributions were distributed to IRS Highly Compensated Employees in order of the Actual Deferral Percentages beginning with the highest of such percentages. However, after such amount has been determined, Excess Contributions shall in fact be distributed to IRS Highly Compensated Employees on the basis of the dollar amount of Pre-tax Contributions by, or on behalf of, each of such IRS Highly Compensated Employee in order of the dollar amount of Pre-tax Contributions for each such IRS Highly Compensated Employee, beginning with the highest of such dollar amounts.

14.6	QNECs.

For each Plan Year, the Plan Administrator may in its sole discretion direct the Employer to contribute QNECs to the Plan for the benefit of Participants who are Non-highly

Compensated Employee. It is not anticipated that QNECs will be made on a recurring basis. At the election of the Plan Administrator, QNECs may be treated as Pre-tax Contributions or Matching Contributions for the purposes of, and in accordance with, the Actual Deferral Percentage and Actual Contribution Percentage tests set forth in Article XIV. The Plan Administrator may determine the Actual Deferral Percentages of Eligible Associates by taking into account QNECs and may determine the Actual Contribution Percentages of Eligible Associates by taking into account QNECs (other than QNECs used in the Actual Deferral Percentage test) made to this Plan or to any other qualified Plan maintained by the Employer provided that each of the following requirements are met:

(a)	The amount of contributions made by the Employer to the Plan that are not Pre-tax Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test, satisfies Code § 401(a)(4).

(b)	The amount of contributions made by the Employer to the Plan that are not Pre-tax Contributions, including those QNECs treated as Pre-tax Contributions for purposes of the Actual Deferral Percentage Test and those QNECs treated as Matching Contributions for purposes of the Actual Contribution Test, satisfies Code § 401(a)(4).

(c)	The QNECs are (i) allocated to the Prior 2005 Employee QNEC Account of Eligible Associates who are Participants as of a date within the Plan Year; (ii) not contingent upon the Eligible Associate’s continued participation in the Plan subsequent to the date of the allocation; and (iii) made to the Trust no later than the 12 month period immediately following the Plan Year to which such contribution relates.

(d)	The Plan Administrator may not include in the Actual Deferral Percentage test any QNECs under another qualified plan unless that plan has the same plan year as this Plan.

(e)	If, pursuant to this Section, the Plan Administrator has elected to include QNECs in calculating the Average Actual Deferral Percentage, the Plan Administrator shall first treat Excess Contributions as attributable proportionately to Pre-tax Contributions. If the total amount of a IRS Highly Compensated Employee’s Excess Contributions for the Plan Year exceeds the Associate’s Pre-tax Contributions, if any, for the Plan Year, the Plan Administrator shall next treat the remaining portion of his or her Excess Contributions as attributable to QNECs, if any.

(f)	The Plan Administrator shall reduce the amount of Excess Contributions for a Plan Year distributable to a IRS Highly Compensated Employee by the amount of Excess Deferrals if any, previously distributed to that Associate for the Associate’s taxable year ending in that Plan Year.

14.7	Actual Contribution Percentage Test.

(a)	With respect to each Plan Year, the Average Actual Contribution Percentage for Eligible Associates who are Participants or eligible to be Participants must satisfy one of the following tests:

(i)	The Average Actual Contribution Percentage for the Plan Year for IRS Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Contribution Percentage for the Plan Year being tested for Non-highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year being tested multiplied by 1.25; or

(ii)	The Average Actual Contribution Percentage for the Plan Year for IRS Highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year shall not exceed the Average Actual Contribution Percentage for the Plan Year being tested for Non-highly Compensated Employees who are Participants or eligible to be Participants for the Plan Year being tested multiplied by two; provided that the Average Actual Contribution Percentage for such IRS Highly Compensated Employees does not exceed the Average Actual Deferral Percentage for such Non-highly Compensated Employees by more than two percentage points.

(b)	For Plan Years beginning after December 31, 1998, the Plan Administrator may elect to calculate the Average Actual Contribution Percentage in subsection (a) pursuant to Code § 401(m)(5)(C) by excluding the Non-highly Compensated Employees who have not met the minimum age and service requirements of Code § 410(a)(1)(A).

(c)	The portion of the Plan that covers collectively bargained Associates shall be tested separately under subsection (a) from the portion of the Plan that covers other Associates, except that the Plan Administrator may elect to test collectively bargained Associates – (i) separately by each collective bargaining unit, (ii) by aggregating collective bargaining units into two or more groups on a basis that is reasonable and reasonably consistent from Plan Year to Plan Year, or (iii) by a combination of these methods.

Notwithstanding the foregoing, the Employer may elect to use the Average Actual Contribution Percentage for Non-highly Compensated Employees for the preceding Plan Year rather than the Plan Year being tested to the extent permitted under applicable Treasury Regulations (see, e.g., Treasury Regulation § 1.401(m)-2(a)(2)(ii)).

14.8	More Than One Plan Subject to the Actual Contribution Test.

For purposes of this Article XIV, the Actual Contribution Percentage for any IRS Highly Compensated Employee who is a Participant under two or more arrangements sponsored by any employer within the Company’s Controlled Group to which matching contributions (other than qualified matching contributions) or Associate contributions are made shall be determined as if all such arrangements (other than arrangements that may not be aggregated under applicable regulations) were one such arrangement. If the arrangements in which such IRS Highly Compensated Employee participates have different plan years, the aggregate Actual Contribution Percentage shall be determined by counting the matching contributions and Associate contributions made to such arrangements in the plan years ending in the same calendar year.

14.9	Required Plan Aggregation for Purposes of the ADP and ACP Test.

If the Employer treats two or more plans as a unit for coverage or nondiscrimination purposes, the Employer must combine the Code § 401(k) arrangements for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage test and must combine the arrangements under which matching contributions or employee contributions are made; provided, however, that aggregation shall not be required with respect to arrangements within plans with different plan years; and provided, further, that an employee stock ownership plan (or the employee stock ownership plan portion of a plan) shall not be aggregated with a non-employee stock ownership plan (or non-employee stock ownership plan portion of a plan).

14.10	Required Plan Disaggregation for Purposes of the ADP and ACP Test.

If the Employer operates qualified separate lines of business under Code § 414(r), then to the extent required by law the Employer will disaggregate the Code § 401(k) arrangements for each separate line of business for purposes of determining whether each such arrangement satisfies the Actual Deferral Percentage Test and will disaggregate the arrangements under which matching contributions or employee contributions are made with respect to each such separate line of business.

14.11	Treatment of Excess Aggregate Contributions.

(a)

Excess Aggregate Contributions plus any income and minus any loss allocable thereto, which are not recharacterized in accordance with Section 14.4 shall be distributed to the appropriate IRS Highly Compensated Employee no later than 12 months after the close of the Plan Year in which such Excess Aggregate Contribution arose. To the extent administratively possible, Excess Aggregate Contributions shall be distributed within 2 1/2 months after the close of the Plan Year in which such Excess Contributions arose, so as to avoid an excise tax.

(b)

Excess Aggregate Contributions shall be adjusted for any income or loss for the taxable year to which they relate, using either the method in Treasury Regulation § 1.401(m)-1(e)(3)(ii)(C) or any other reasonable method for computing the income or loss allocable to Excess Aggregate Contributions; provided such other reasonable method is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income or loss to Participants’ accounts. Income or loss allocable to the period between the end of the taxable year and the date of distribution (“gap period income”) shall be distributed using the approach set forth in Section 14.5(b)(i) for corrective distributions of Excess Contributions.

(c)	In calculating the amount of Excess Aggregate Contributions to be distributed, such amount shall be determined by calculating the amount of Matching Contributions that would have to be distributed in order for the Plan to pass the Actual Contribution Percentage test if, hypothetically, Matching Contributions were distributed to IRS Highly Compensated Employees in order of the Actual Contribution Percentages beginning with the highest of such percentages. However, after such amount has been determined, Excess Aggregate Contributions shall in fact be distributed to IRS Highly Compensated Employees on the basis of the amount of Matching Contributions by, or on behalf of, each of such IRS Highly Compensated Employee in order of the amount of Matching Contributions for each such IRS Highly Compensated Employee, beginning with the highest of such amounts.

(d)	The Plan Administrator shall treat a IRS Highly Compensated Employee’s allocable share of Excess Aggregate Contributions in the following priority: (i) first, as Matching Contributions allocable to Excess Contributions determined under the Actual Deferral Percentage test; (ii) then, on a pro rata basis, as Matching Contributions and as the Pre-tax Contributions relating to those Matching Contributions which the Plan Administrator has included in the Actual Contribution Percentage test, if any; and (iii) last, as QNECs used in the Actual Contribution Percentage test.

(e)	To the extent the IRS Highly Compensated Employee’s Excess Aggregate Contributions are attributable to Matching Contributions, with respect to which the IRS Highly Compensated Employee is not 100% vested, the Plan Administrator shall distribute only the vested portion and forfeit the nonvested portion. The vested portion of the IRS Highly Compensated Employee’s Excess Aggregate Contributions attributable to Matching Contributions is the total amount of such Excess Aggregate Contributions (as adjusted for allocable income or loss) multiplied by his or her vested percentage (determined as of the last day of the Plan Year for which the Matching Contributions were made). The Plan shall allocate forfeited Excess Aggregate Contributions to reduce Employer Matching Contributions for the Plan Year in which such forfeiture occurs.

14.12	Pre-2002 Multiple Use Limitation.

Effective only for Plan Years before January 1, 2002, if both the Average Actual Deferral Percentage of IRS Highly Compensated Employees exceeds 125% of the Average Actual Deferral Percentage of Non-highly Compensated Employees pursuant to Section 14.2 and the Average Actual Contribution Percentage of IRS Highly Compensated Employees exceeds 125% of the Average Actual Contribution Percentage of Non-highly Compensated Employees pursuant to Section 14.7, then the sum of the Average Actual Deferral Percentage and the Average Actual Contribution Percentage shall not exceed the greater of:

(a)	The sum of (i) 125% of the greater of the Average Actual Deferral Percentage or the Average Actual Contribution Percentage for all Non-highly Compensated Employees who are Participants or eligible to be Participants, and (ii) the lesser of 200% of, or two percentage points plus, the lesser of the Average Actual Deferral Percentage or the Average Actual Contribution Percentage of the Non-highly Compensated Employees who are Participants or eligible to be Participants; or

(b)	The sum of (i) 125% of the lesser of the Average Actual Deferral Percentage or the Average Contribution Percentage for all Non-highly Compensated Employees who are Participants or eligible to be Participants, and (ii) the lesser of 200% of, or two percentage points plus, the greater of the Average Actual Deferral Percentage or the Average Actual Contribution Percentage for such Non-highly Compensated Employees.

For purposes of this Section 14.12, the Average Actual Deferral Percentage and Average Actual Contribution Percentage for a Plan Year shall be the percentages determined under Section 14.2 or 14.7, as applicable, for such year.

If, after applying the multiple use limitation of this Section, the Plan Administrator determines the Plan has failed to satisfy the multiple use limitation, the Plan Administrator shall correct the failure by distributing the excess amount as Excess Aggregate Contributions under Section 14.11.

ARTICLE XV – CODE § 415 LIMITATION

15.1	Definitions Applicable to the Code § 415 Limitation.

The following terms when capitalized and used in this Article XV shall have the meaning ascribed to them in this Section 15.1.

(a)	“Annual Additions” means the sum credited to a Participant for any Limitation Year of (i) Employer contributions (but not including Age 50 Catch-up Contributions under Section 3.2(d)), (ii) employee contributions, (iii) forfeitures, (iv) amounts allocated to an individual medical account (as defined in Code § 415(l)(2)), which is part of a pension or annuity plan maintained by any 415 Affiliate and (v) amounts derived from contributions that are attributable to post-retirement medical benefits allocated to the separate account of a key employee (as defined in Code § 419A(d)(3)) under a welfare benefit fund (as defined in Code § 419(e)) maintained by any 415 Affiliate. The term Annual Additions shall not include Rollover Contributions made to the Plan or amounts restored or repaid to the Plan in accordance with Code §§ 411(a)(7)(B) and (C) and Article V of the Plan. Except to the extent provided in the Code and Treasury Regulations, Annual Additions include Excess Contributions regardless of whether the Plan distributes or forfeits such excess amounts. Excess Deferrals are not Annual Additions unless distributed after the April 15th following the Plan Year in which such Excess Deferrals were made.

(b)	“Defined Benefit Plan” means any plan of the type defined in Code § 414(j) maintained by any 415 Affiliate which is described in Code § 415(k)(1).

(c)	“Defined Contribution Plan” means any plan maintained by any 415 Affiliate of the type defined in Code § 414(i) or a hybrid plan as defined in Code § 414(k) to the extent that benefits payable under the plan are based upon the individual account of the Participant.

(d)	“Excess Annual Additions” means Annual Additions that exceed the Code § 415 limitation on Annual Additions set forth in Article XV.

(e)	“415 Affiliate” means a member of the Company’s Controlled Group; provided, however, that for purposes of determining whether a corporation is a member of a “controlled group of corporations” (within the meaning of Code § 414(b) of which the Company is also a member) the phrase “more than 50 percent” shall be substituted for the phrase “at least 80 percent” wherever the latter phrase appears in Code § 1563(a)(1).

(f)	“Limitation Year” means the Plan Year.

15.2	Limitation on Annual Additions.

(a)	Notwithstanding any other provision of the Plan to the contrary, Annual Additions credited under the Plan and all other Defined Contribution Plans maintained by any 415 Affiliate with respect to each Participant for any Limitation Year shall not exceed $40,000 (or such higher amount as may be determined from time to time and announced by the Secretary of the Treasury in accordance with Code § 415(d)), or if less, 100% of the Participant’s Compensation for such Limitation Year.;

(ii)	For the Limitation Year beginning January 1, 2001, $35,000, or if less, 25% of the Participant’s Compensation for such Limitation Year; and

(iii)	For Limitation Years beginning before January 1, 2001, $30,000, or if less, 25% of the Participant’s Compensation for such Limitation Year.

(b)	If the Plan Administrator determines during a Plan Year that a Participant will likely exceed the limit imposed by Section 15.2(a) (assuming that a Participant’s Contribution Election remains in effect for the remainder of the Limitation Year, and based on the Plan Administrator’s estimate of a Participant’s Compensation for the Limitation Year), the Plan Administrator may adjust the Participant’s Annual Additions and take the following actions in the following order of priority:

(i)	Reduce or eliminate the Participant’s unmatched Pre-tax Contributions; and

(ii)	Reduce or eliminate the Participant’s matched Pre-tax Contributions and any corresponding Matching Contributions.

If an allocation of Employer contributions would result in an Excess Annual Addition to the Participant’s Account (other than an Excess Annual Addition which results from the application of the nondiscrimination rules under Article XIV), the Plan Administrator may reallocate the Excess Annual Addition to the remaining Participants who are eligible for an allocation of Employer contributions for the Plan Year in which the Limitation Year ends. The Plan Administrator shall reallocate the Excess Annual Additions pursuant to the allocation method under the Plan as if the Participant whose Account otherwise would receive such Excess Annual Addition were not eligible for an allocation of Employer contributions. As soon as administratively feasible after the end of the Plan Year, the Plan Administrator shall determine the actual limit which should have applied to the Participant under Section 15.2(a) based on the Participant’s actual Compensation for such Limitation Year.

(c)

If after the end of a Plan Year, the Plan Administrator determines that the Annual Additions credited under the Plan with respect to a Participant for any Limitation Year exceed the limitations of Section 15.2(a) as a result of (i) the allocation of forfeitures, (ii) a reasonable error in estimating the Participant’s Compensation for the Limitation Year, (iii) a reasonable error in determining the amount of Pre-tax Contributions that the Participant may contribute or (iv) any other circumstance permitted pursuant to the regulations and rulings promulgated under Code § 415, then the amount of contributions credited to the Participant’s Accounts in that Plan Year shall be adjusted to the extent necessary to satisfy that limitation in accordance with the following order of priority:

(i)	The Participant’s unmatched Pre-tax Contributions shall be reduced to the extent necessary. The amount of the reduction shall be returned to the Participant, together with any earnings on the contributions to be returned.

(ii)	The Participant’s matched Pre-tax Contributions and corresponding Matching Contributions shall be reduced to the extent necessary. The amount of the reduction attributable to the Participant’s matched Pre-tax Contributions shall be returned to the Participant, together with any earnings on those contributions to be returned. The amount attributable to the Matching Contributions shall be forfeited and used to reduce Employer contributions for the Participant for the next Limitation Year (and succeeding Limitation Years, as necessary) if the Participant is covered by the Plan at the end of the Limitation Year. If the Participant is not covered by the Plan as of the end of the Limitation Year, then the excess Annual Additions shall be held unallocated in a suspense account for the Limitation Year and allocated and reallocated in the next Limitation Year to all of the remaining Participants entitled to allocation of contributions, but only to the extent that such allocation or reallocation would not cause the Annual Additions to such Participants to violate the limitations of Code § 415 for such Limitation Year. If a suspense account is in existence at any time during a Limitation Year, all amounts in the suspense account must be allocated or reallocated before any Employer contributions or employee contributions which would constitute Annual Additions may be made to the Plan for the Limitation Year (and succeeding Limitation Years, as necessary) in accordance with the rules set forth in Treasury Regulation § 1.415-6(b)(6)(i). If a suspense account is in effect, it shall not share in investment gains or losses.

(d)	If a Participant also participates in any other Defined Contribution Plan which is subject to the limitation set forth in Section 15.2(a) above and, as a result, such limitation would be exceeded with respect to the Participant in any Limitation Year, any reduction or other permissible method necessary to ensure compliance with such limitation first shall be made under this Plan in accordance with the terms hereof. If after such correction a further reduction is necessary to ensure that the limitation set forth in Section 15.2(a) is not exceeded, Annual Additions credited under such other plan or plans with respect to the Participant shall be reduced in accordance with the provisions of such plan or plans.

(e)	For Limitation Years prior to January 1, 2000, if a Participant is also a Participant in a Defined Benefit Plan, then the Annual Additions credited with respect to the Participant in any such Limitation Year shall be limited as provided in Section 15.3 below.

15.3	Pre-2000 Combined Plan Code §415 Limitation.

This section is effective only for Limitation Years commencing before January 1, 2000.

(a)	If a Participant is also a Participant in a Defined Benefit Plan, the sum of the Participant’s Defined Benefit Plan Fraction and Defined Contribution Plan Fraction shall not exceed 1.0.

(b)	In the event that a reduction is required to insure that the sum of the above fractions with respect to a Participant in any Limitation Year does not exceed 1.0, such reduction shall be made by reducing the Participant’s annual benefit under the Defined Benefit Plan.

15.4	Applicable Regulations.

Notwithstanding anything contained in this Article XV to the contrary, the Plan Administrator, in its sole discretion, may determine the amounts required to be taken into account under Article XV by such alternative methods as shall be permitted under applicable regulations or rulings.

ARTICLE XVI – TOP HEAVY PROVISIONS

This Plan is not currently a Top Heavy Plan and is not expected to become a Top Heavy Plan. The provisions of this Article will apply only in the event the Plan should become a Top Heavy Plan.

16.1	Definitions Applicable to the Top Heavy Provisions.

For purposes of this Article XVI, the following terms when capitalized and used in this Article XVI shall have the meaning ascribed to them in this Section 16.1.

(a)	“Aggregation Group” means in the case of a Plan that is not part of either a Required Aggregation Group or a Permissive Aggregation Group, the Employer. In the case of a Plan that is part of a Required Aggregation Group but not part of a Permissive Aggregation Group, the Required Aggregation Group. In the case of a Plan that is part of a Required Aggregation Group and part of Permissive Aggregation Group, either the Required Aggregation Group or the Permissive Aggregation Group, as determined by the Plan Administrator.

(b)	“Determination Date” means, with respect to a Plan Year, the last day of the preceding Plan Year or, in the case of the first Plan Year, the last day of the Plan Year.

(c)	“Five-percent Owner” means, with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code § 318) more than 5% of the outstanding stock of the corporation, or stock possessing more than 5% of the total voting power of the corporation.

(d)	“Key Employee” means either one of the following:

(i)	For Plan Years beginning on or after January 1, 2002, “Key Employee” means, as of any Determination Date, any Associate or former Associate (including any deceased Associate) who at any time during the Plan Year that includes the Determination Date was:

(A)	An officer of the Employer having annual Compensation greater than $130,000 (as adjusted under Code § 416(i)(1) for Plan Years beginning after December 31, 2002);

(B)	A Five-percent Owner of the Employer; or

(C)	A One-percent Owner of the Employer having annual Compensation of more than $150,000.

(ii)	For Plan Years beginning before January 1, 2002, “Key Employee” means, as of any Determination Date, any Associate or former Associate who for the Plan Year in the Determination Period or any of the four preceding Plan Years:

(A)	Has Compensation in excess of 50% of the defined benefit plan dollar amount prescribed in Code § 415(b)(1)(A), as adjusted for cost of living in accordance with Code § 415(d), and is an officer of the Employer;

(B)	Has Compensation in excess of the defined contribution plan dollar amount prescribed in Code § 415(c)(1)(A), as adjusted for cost of living in accordance with Code § 415(d), and is one of the Associates owning (or deemed to own within the meaning of Code § 318) the ten largest interests in the Employer;

(C)	Is a Five-percent Owner of the Employer; or

(D)	Is a One-percent Owner of the Employer and has Compensation of more than $150,000.

The number of officers taken into account under clause (A) shall not exceed the greater of 3 or 10% of the total number of Associates (after application of the Code § 414(q) exclusions), and in any event shall not exceed 50 officers.

For purposes of this subsection (d), the term “Key Employee” shall also include the Beneficiary of a Key Employee. The Plan Administrator shall determine who is a Key Employee in accordance with Code § 416(i)(1) and the applicable regulations and other guidance of general applicability issued thereunder.

(e)	“Non-Key Employee” means an Associate who is not a Key Employee.

(f)	“One-percent Owner” means with respect to a corporation, any person who owns (or is considered as owning within the meaning of Code § 318) more than 1% of the outstanding stock of the corporation, or stock possessing more than 1% of the total voting power of the corporation.

(g)	“Participant” includes an Eligible Associate of the Plan who does not participate in the Plan.

(h)	“Permissive Aggregation Group” means each plan in the Required Aggregation Group and any other qualified plan or plans maintained by an employer within the Company’s Controlled Group if such group of plans, when considered together, would meet the requirements of Code §§ 401(a)(4) and 410.

(i)

“Required Aggregation Group” means, with respect to a Plan Year for which a determination is being made, (i) this Plan, (ii) each other qualified plan of an employer within the Company’s Controlled Group in which at least one Key Employee is a Participant, and (iii) any other qualified plan of an employer within the Company’s Controlled Group which enables any plan described in subparagraphs (i) and (ii) above to meet the requirements of Code §§ 401(a)(4) or 410.

(j)	“Top Heavy Plan” means the Plan, if any of the following conditions exists:

(i)	The Top Heavy Ratio for the Plan exceeds 60% and the Plan is not part of any Required Aggregation Group or Permissive Aggregation Group;

(ii)	If the Plan is a part of a Required Aggregation Group but is not part of a Permissive Aggregation Group, the Top Heavy Ratio for the Required Aggregation Group exceeds 60%;

(iii)	If the Plan is a part of a Required Aggregation Group and part of a Permissive Aggregation Group, the Top Heavy Ratio for the Permissive Aggregation Group exceeds 60%.

(k)	“Top Heavy Ratio” means, with respect to the plans taken into consideration, a fraction, the numerator of which is the present value of the accrued benefits for all Key Employees under the Defined Benefit Plans of the Aggregation Group as of the Determination Date for each plan plus the sum of account balances for all Key Employees under the Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), and the denominator of which is the sum of the present value of all accrued benefits for all Non-Key Employees under the Defined Benefit Plans of the Aggregation Group plus the sum of all account balances of all Non-Key Employees under Defined Contribution Plans of the Aggregation Group, in each case as of the respective Determination Date for each plan (including any part of any accrued benefit or account balance distributed in the five-year period ending on the Determination Date), all determined in accordance with Code § 416. For purposes of this subsection (k):

(i)	The accrued benefit and account balances of Key Employees under plans that terminated within the five-year period ending on the Determination Date (including amounts which were distributed during such period) are taken into account for purposes of determining the Top Heavy Ratio.

(ii)	The account balances and accrued benefits of a Participant (1) who is not a Key Employee but who was a Key Employee in a prior year, or (2) who has not been credited with at least one Hour of Service at any time during the five-year period ending on the Determination Date, shall be disregarded.

(iii)

Generally, the Plan Administrator shall calculate the present value of accrued benefits under Defined Benefit Plans or simplified employee pension plans included within the group in accordance with the terms of those plans and Code § 416. If a Participant in a defined benefit plan is a Non-Key Employee, however, the Plan Administrator shall determine such Non-Key Employee’s accrued benefit under the accrual method, if any, which is applicable uniformly to all Defined Benefit Plans or, if there is no uniform method, in accordance with the slowest accrual rate permitted under the fractional rule accrual method described in Code § 411(b)(1)(C).

(iv)	To calculate the present value of benefits under a Defined Benefit Plan, the Plan Administrator shall use the interest and mortality assumptions prescribed by the Defined Benefit Plans to value benefits for top heavy purposes.

(v)	If an aggregated plan does not have a valuation date coinciding with the Determination Date, the Plan Administrator shall value the accrued benefit or account balance under such aggregated plan as of the most recent valuation date falling within the 12-month period ending on the Determination Date, except as Code § 416 and applicable Treasury Regulations require for the first and second plan year of a Defined Benefit Plan.

(vi)	The Plan Administrator shall calculate the value of account balances and accrued benefits with reference to the Determination Dates for the respective aggregated plans that fall within the same calendar year.

(vii)	This clause (vii) shall supersede and take precedence over any of the preceding provisions of this subsection that conflict with the following rules, which shall apply for Plan Years beginning on or after January 1, 2002: The present values of accrued benefits and the amounts of account balances of an Associate as of the Determination Date shall be increased by the distributions made with respect to the Associate under the Plan or any plan aggregated with the Plan under Code § 416(g)(2) during the one-year period ending on the Determination Date. The preceding sentence shall also apply to distributions under a terminated plan which, had it not been terminated, would have been aggregated with the Plan under Code § 416(g)(2)(A)(i). In the case of a distribution made for a reason other than Separation from Service, death and Disability, this provision shall be applied by substituting “five-year period” for “one-year period.” In addition, the accrued benefits and accounts of any individual who has not performed services for the Employer during the one-year period ending on the Determination Date shall not be taken into account.

16.2	Application of Article XVI.

If the Plan is determined to be a Top Heavy Plan as of any Determination Date, then it shall be subject to the rules set forth in the balance of this Article XVI, beginning with the first Plan Year commencing after such Determination Date.

16.3	Minimum Contributions.

(a)	Subject to subsection (b) of this Section, if the Plan is determined to be a Top Heavy Plan for a Plan Year, minimum Employer contributions (including forfeitures but excluding any Pre-tax Contributions and any Employer Matching Contributions necessary to satisfy the nondiscrimination requirements of Code § 401(k) or of Code § 401(m)) shall be made on behalf of each Participant who has not Separated from Service as of the end of the Plan Year and who is not a Key Employee, of not less than the lesser of the following percentage of the Key Employee’s Compensation for the Plan Year:

(i)	3%, or

(ii)	the highest percentage of Employer contributions (including forfeitures and amounts contributed pursuant to a salary reduction agreement) made under the Plan for the Plan Year on behalf of a Key Employee.

However, if a Defined Benefit Plan which benefits a Key Employee depends on this Plan to satisfy the nondiscrimination rules of Code § 401(a)(4) or the coverage rules of Code § 410 (or another plan benefiting the Key Employee so depends on such defined benefit plan), the allocation is 3% of the Non-Key Employee’s Compensation for the Plan Year regardless of the contribution rate for the Key Employees.

(b)	If, for a Plan Year, there are no allocations of Employer contributions, forfeitures or Pre-tax Contributions for any Key Employee to the Plan, no minimum allocation shall be required with respect to the Plan Year, except as otherwise may be required because of another plan in the Aggregation Group.

(c)	The minimum allocation required under this Section 16.3 shall be made after Employer contributions and forfeitures are made.

(d)	Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and a Top Heavy defined benefit plan, shall receive the defined benefit minimum from the Top Heavy defined benefit plan.

Notwithstanding subsection (a) above, for a Plan Year, a Participant covered under this Plan, which is determined to be Top Heavy, and another Top Heavy defined contribution plan, shall receive the defined contribution minimum from the other Top Heavy defined contribution plan.

APPENDIX A – 2003 ADDITIONAL MATCHING CONTRIBUTION

In 2002 and 2003, Matching Contributions were made to the Accounts of the Participants listed on the attached schedule in excess of the Matching Contributions permitted under the formula in Article IV. When the Plan Administrator discovered the error, the Plan Administrator forfeited the excess amounts from the Accounts of the affected Participants (along with any related earnings) under the self-correction procedures set forth in Part IV of IRS Revenue Procedure 2003-44. The forfeited amounts were then reallocated within the Trust as provided in Section 5.4 (allocation of forfeitures). In the case of the affected Participants who were Nonhighly Compensated Employees for 2003, in addition to the Matching Contribution under Section 3.3, a Matching Contribution was made by the Employer to each affected Participant in an amount equal to the forfeited amount (including any related earnings) and simultaneous with the forfeiture, to the extent permitted under Code section 415. The figures for each affected Participant are set forth on the attached schedule.

SIGNATURE

This Plan is hereby amended and restated this 31st day of October, 2007, to be effective on the dates indicated herein.

By:	/s/ Laurel Pies
[name]	Laurel Pies